Exhibit 2.1

INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(2)(ii) OF REGULATION S-K BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Dated 13 March 2026

THE INVESTOR SELLERS

and

THE MANAGEMENT SELLERS

and

THE GROWTH SHARE SELLERS

and

THE EBT TRUSTEE

and

THE INDIVIDUAL GUARANTOR

and

THE COMPANY

and

THE BUYER

and

THE BUYER’S GUARANTOR

SALE AND PURCHASE AGREEMENT

relating to

ATLANTIC HOUSE HOLDINGS LIMITED

i

ii

SCHEDULE 2 Particulars of the Company	52
SCHEDULE 3 Signing and Completion Deliverables	53
Part 1 Signing Obligations	53
Part 2 Completion Obligations	54
SCHEDULE 4 Completion Accounts	56
Part 1 Accounting Instructions	56
Part 2 Independent Accountants’ terms of reference	60
Part 3 Form of Completion Accounts	62
SCHEDULE 5 Title Warranties	63
Part 1 Title Warranties of the Seller	63
Part 2 Title Warranties of the EBT Trustee	64
Part 3 Individual Guarantor’s Warranties	64
SCHEDULE 6 Buyer’s Warranties and Buyer’s Guarantor’s Warranties	66
Part 1 Buyer Warranties	66
Part 2 Buyer’s Guarantor’s Warranties	66
SCHEDULE 7 Interim Covenants	68
SCHEDULE 8 Limitations on Liability	70
SIGNATURES	51

iii

Documents in the agreed form:

1.	Announcement
2.	Bring Down Confirmation
3.	Board resolutions of the Company
4.	Data Room Documents index
5.	Deed of Termination
6.	Deed of termination in respect of the EBT’s trust deed and documents relating to the winding-up of the EBT
7.	Employment Agreement
8.	Escrow Agreement
9.	Indemnities for lost share certificate(s)
10.	PSC notification letter
11.	Resignation letters of Outgoing Directors
12.	Stock transfer forms
13.	Voting powers of attorney
14.	AUM Methodology Worksheet

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THIS AGREEMENT is made on 13 March 2026

BETWEEN:

(1)	THOSE PERSONS whose details are set out in Part 1 of Schedule 1 (the “Investor Sellers” and each an “Investor Seller”);

(2)	THOSE PERSONS whose details are set out in Part 2 of Schedule 1 (the “Management Sellers” and each a “Management Seller”);

(3)	THOSE PERSONS whose details are set out in Part 3 of Schedule 1 (the “Growth Share Sellers” and each a “Growth Share Seller”);

(the Investor Sellers, the Management Sellers and the Growth Share Sellers together being the “Sellers” and each a “Seller”);

(4)	FCM TRUST LIMITED, a company incorporated in Jersey and whose registered office is at 2nd Floor International House, 41 The Parade, St Helier, Jersey, JE2 3QQ (the “EBT Trustee”),

(5)	ANDREW MICHAEL LAKEMAN of [***] (the “Individual Guarantor”);

(6)	solely for purposes of clauses 6.8 and 6.9 of this Agreement, Atlantic House Holdings Limited, a company incorporated in England and Wales with registered number 13493098 and whose registered office is at One Eleven, Edmund Street, Birmingham, United Kingdom, B3 2HJ (with further short particulars set out in Schedule 2) (the “Company”);

(7)	WISDOMTREE INTERNATIONAL HOLDINGS LTD, a company incorporated in England and Wales with registered number 11046784 and whose registered office is at 1 King William Street, London, England, EC4N 7AF (the “Buyer”); and

(8)	WisdomTree, Inc., a Delaware corporation (the “Buyer’s Guarantor”).

INTRODUCTION

(A)	The Company was incorporated in England and Wales on 5 July 2021 with registered number 13493098 as a private company limited by shares.

(B)	The Sellers have agreed to sell to the Buyer and the Buyer has agreed to purchase the Shares for the Consideration and otherwise in the manner and on and subject to the terms of this Agreement.

OPERATIVE PROVISIONS

1.	Definitions and Interpretation

1.1	In this Agreement, unless the context requires otherwise, the words and expressions set out below shall have the following meanings:

“Accounting Standards” means the United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice), including Financial Reporting Standard 102 ‘The Financial Reporting Standard applicable in the UK and Republic of Ireland’;

“Accounts” means the audited financial statements of the Group, together with related notes;

“Act” means the Companies Act 2006;

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“Additional Consideration” has the meaning given to it in clause 10.4(a)(i);

“Affiliate” means, in respect of any person:

(a)	any parent undertaking of such person and any subsidiary undertaking of such parent undertaking from time to time;

(b)	any subsidiary undertaking of such person from time to time;

(c)	where such person is a limited partnership, any nominee or trustee of the limited partnership (excluding any professional nominee or trustee of QPIV that is not controlled by Luke Wiseman) or any investment manager or investment adviser to the limited partnership, any parent undertaking or subsidiary undertaking of that investment manager or investment adviser and/or any other investment fund managed or advised by any of the foregoing; and

(d)	any other person who Controls such person, is Controlled by such person or is under common Control with such person from time to time;

provided that no Group Company shall be treated as an Affiliate of any Seller, and for the purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, or to appoint the managing and governing or supervisory bodies of such person or a majority of the members thereof, in each case whether through the ownership of voting securities, by contract or otherwise (in such respect, a limited partnership shall be deemed to be Controlled by its general partner), and “Controlled” shall be construed accordingly;

“AIFMD” means Directive 2011/61/EU of the European Parliament and the Council of 8 June 2011 on Alternative Investment Fund Managers and amending Directives 2003/41/EC and 2009/65/EC and Regulations (EC) No 1060/2009 and (EU) No 1095/2010;

this “Agreement” means this sale and purchase agreement including the Introduction and the Schedules, as amended or restated from time to time;

“AMC” means an actively managed certificate;

“Announcement” means the press announcement relating to the Transaction in the agreed form;

“Applicable Law” means, in respect of a person, all applicable civil and common law, statute, subordinate legislation, treaty, regulations, directive, decision, by law, ordinance, code, policy, regulatory licence, regulatory consent, direction, request, order, decree, injunction or judgment of any competent Governmental Authority to which it is subject and by which it is bound (and including, for the avoidance of doubt, (a) all applicable anti-bribery laws, (b) all applicable money laundering laws, (c) all applicable competition laws, (d) the FCA Handbook of Rules and Guidance, (e) AIFMD and all civil and common laws, regulations, statutes, subordinate legislation, policies, regulatory licences, regulatory consents and codes of practice having force of law applicable to the Group which are derived from AIFMD and (f) any and all applicable foreign direct investment regulations in relevant jurisdictions);

“AUM” means any assets under management in the Group Funds, the Group’s model portfolios, any third party discretionary mandates and any AMCs;

“AUM Certificate” has the meaning given to it in clause 7.1;

“AUM Methodology Worksheet” means the spreadsheet titled “AUM and flow data 6 Mar.xlsx” in the agreed form;

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“Base AUM” means the Group’s total AUM as of the date of this Agreement, as calculated in accordance with the Group’s standard methodology for reporting AUM (as set forth in the AUM Methodology Worksheet);

“B Ordinary Shares” means the B ordinary shares of £0.01 each in the capital of the Company;

“Base Consideration” means an amount equal to £150,000,000;

“Break Fee” has the meaning given to it in clause 6.13;

“Bring Down Confirmation” means a written statement from the Warrantors addressed to the Buyer on the Completion Date, in substantially the same form as the Disclosure Letter, which discloses matters arising between the date of this Agreement and Completion that, absent such disclosure, would be a breach of the Business Warranties or Tax Warranties (each as defined in the Management Warranty Deed) given at Completion;

“Business” means the businesses of the Group as carried on, or proposed to be carried on, at the date of this Agreement;

“Business Day” means a day other than a Saturday, Sunday or public holiday in London, United Kingdom, Guernsey, Jersey and New York, United States of America;

“Buyer Covered Person” has the meaning given to it in clause 16.2;

“Buyer Debt Financing” means any financing incurred by or on behalf of the Buyer in connection with the Transaction pursuant to: (a) one or more debt facilities or other financing arrangements (including indentures) providing for revolving credit loans, term loans, letters of credit, or other indebtedness, including any notes (including convertible notes); and/or (b) one or more SEC registered securities offerings;

“Buyer Debt Financing Documents” means the definitive documentation in connection with the Buyer Debt Financing;

“Buyer’s Group” means the Buyer and its Affiliates from time to time, including, after Completion, the Company;

“Buyer’s Guarantor’s Warranties” means the statements set out in Part 2 of Schedule 6, each being a “Buyer’s Guarantor’s Warranty”;

“Buyer’s Relief” has the meaning given to it in the Management Warranty Deed;

“Buyer’s Solicitors” means Goodwin Procter (UK) LLP of Sancroft, 10-15 Newgate Street, London EC1A 7AZ;

“Buyer’s Warranties” means the statements set out in Part 1 of Schedule 6, each being a “Buyer Warranty”;

“C Ordinary Shares” means the C ordinary shares of £0.01 each in the capital of the Company;

“Cash” means the aggregate of all cash and cash equivalents that can be convertible into cash within thirty (30) days by the Company as at the Relevant Time, excluding any Trapped Cash and net of any outstanding checks, wires or deposit receipts (issued but uncleared), to be determined in accordance with the provisions of Schedule 4;

“Claim” means any claim, proceeding or suit made by or on behalf of the Buyer against a Seller arising out of or in connection with this Agreement (except, for the avoidance of doubt, any claim, proceeding or suit against the Warrantors under the Management Warranty Deed), including any Title Warranty Claims;

7

“Closing AUM” means the Group’s total AUM as of the Closing AUM Test Date, calculated using the same methodology used to determine the Base AUM;

“Closing AUM Test Date” means the first calendar day following the date on which the last Condition is satisfied or waived in accordance with this Agreement, provided that if such calendar day is not a Business Day, the Closing AUM Test Date shall be the Business Day immediately preceding such calendar day;

“Completion” means completion of the sale and purchase of the Shares in accordance with the terms of clause 9.1;

“Completion Accounts” means the balance sheet of the Company as at the Relevant Time to be prepared and agreed by the parties or determined in accordance with Schedule 4;

“Completion AUM Certificate” has the meaning given to it in clause 7.2;

“Completion AUM Dispute” has the meaning given to it in clause 7.4;

“Completion Date” means the date of Completion;

“Completion Schedule” has the meaning given to it in clause 9.3;

“Conditions” has the meaning given to it in clause 6.1;

“Confidential Information” means all technical, financial, commercial and other information of a confidential or secret nature relating to the Business, including without limitation, trade secrets, know-how, inventions, product information and unpublished information relating to Intellectual Property (as defined in the Management Warranty Deed), object code and source code relating to software, marketing and business plans, projections, current or projected plans or internal affairs of the Company, current and/or prospective suppliers and customers (including any customer or supplier lists);

“Confidentiality Agreement” means the non-disclosure agreement dated 27 October 2025 and entered into by WisdomTree, Inc. and Atlantic House Group Limited;

“Consideration” has the meaning given to it in clause 3.1;

“Consideration Reduction Amount” has the meaning given to it in clause 10.4(b)(i);

“Covenantor” means each Seller and the Individual Guarantor;

“Covered Claim” has the meaning given to it in clause 16.2;

“CTA 2010” means Corporation Tax Act 2010;

“D Ordinary Shares” means the D ordinary shares of £0.01 each in the capital of the Company;

“Data Room” means the online data room titled “Project Seabound” and hosted by DFIN, access to which has been made available to the Buyer and its advisers;

“Data Room Documents” means the documents made available to the Buyer and its advisers via the Data Room as at 11 March 2026, an index of which in the agreed form is attached to the Disclosure Letter;

“Debt” means the aggregate of the following obligations of the Company whether or not then due or payable as at the Relevant Time (in each case without double counting):

8

(a)	all outstanding borrowings (whether or not under normal commercial lending terms) and accrued interest thereon, including bank loans, overdrafts, bonds, debentures, notes, loan stock, commercial paper, factoring and other loans or debt instruments at such time (together with any amounts required to be withheld or deducted for or on account of Tax relating to such interest and any related gross-up amounts);

(b)	all liabilities for the reimbursement of any obligor pursuant to any guarantee, counter-indemnity, indemnity, letter of credit or banker’s acceptance, in each case, to the extent such guarantee, counter-indemnity, indemnity, letter of credit or banker’s acceptance has been called upon (or in the case of letters of credit or banker’s acceptances, drawn upon) at such time;

(c)	all obligations under any conditional sale, title retention, forward sale or purchase or any similar agreement or arrangement creating obligations with respect to the deferred or unpaid, whether contingent or not, purchase price of any assets, property, or services (including any share capital, business or undertaking), including earn-out payments, seller notes, post-closing true-up obligations and other similar payments calculated as the maximum amount payable under or pursuant to such obligation at such time;

(d)	all obligations under any financial derivatives, hedging arrangements, foreign exchange contracts and any other derivative instruments (including any interest or currency protection, hedging or financial future transactions);

(e)	all obligations under leases or other arrangements which are treated as capital or finance leases in the Accounts or Management Accounts or required to be treated as capital or finance leases under the Accounting Standards (but excluding operating leases);

(f)	all declared and/or accrued but unpaid dividends, distributions, or other amounts owed to each Seller or their Affiliates;

(g)	all receivables sold or discounted otherwise than on a non-recourse basis;

(h)	any guarantee, counter-indemnity, letter of credit, indemnity or similar assurance against the financial loss or indebtedness of any other person;

(i)	any amount in respect of the sale or discounting of the Company’s rights or assets in return for funding in the nature of finance and any other off balance sheet finance;

(j)	any credit notes (or other form of credits) issued to customers, and liabilities in respect of the duplicable payments from customers, which are repayable to the customer;

(k)	any unpaid and accrued Tax liabilities (other than Tax liabilities treated as current liabilities in the calculation of Net Working Capital);

(l)	any bonus or other payments to Employees, directors or officers, including any Tax thereon;

(m)	any severance payments or other payments to staff or management arising as a result of termination of their employment prior to the date of this Agreement or in connection with the completion of the transactions contemplated under this Agreement (including the employer portion of any applicable payroll taxes);

(n)	the Sellers’ Transaction Costs;

(o)	any obligations of others secured by any Encumbrances on any asset of the Sellers;

(p)	the funding of employee retirement plan obligations;

9

(q)	any aged payables or receivables over ninety (90) calendar days;

(r)	any outstanding obligations related to the Business’ expansion in Australia;

(s)	any legal and other costs payable or accrued in connection with any civil, criminal, arbitration or administrative proceedings in any jurisdiction;

(t)	any unpaid or accrued interest on any obligations or indebtedness referred to above, and any amounts payable in the nature of costs and/or fees on the termination, repayment, prepayment or cancellation of any of the above; and

(u)	any other items in the nature of indebtedness;

“Deed of Termination” means a deed in the agreed form to be entered into on Completion in respect of the termination of the Existing Shareholders’ Agreement;

“Determination Date” means the date on which the Completion Accounts are agreed by the parties or determined in accordance with paragraph 4 of Part 1 of Schedule 4;

“Disclosure Letter” means the letter in the agreed form of the same date as this Agreement including any documents annexed thereto from the Warrantors to the Buyer relating to the Business Warranties and the Tax Warranties (as these terms are defined in the Management Warranty Deed);

“E1 Ordinary Shares” means the E1 ordinary shares of £0.01 each in the capital of the Company;

“E2 Ordinary Shares” means the E2 ordinary shares of £0.01 each in the capital of the Company;

“EBT” means the Atlantic House Employee Benefit Trust as established by the trust deed dated 2 July 2024;

“EBT Costs” means the total outstanding amount of the professional fees, costs and expenses (including disbursements and Tax relating thereto) charged or to be charged by the EBT Trustee as at Completion in connection with (i) the Transaction and (ii) the winding up of the EBT whether invoiced or not yet invoiced or due;

“EBT Shares” means 700 D Ordinary Shares, 150 E1 Ordinary Shares and 370 E2 Ordinary Shares, the legal title to which is registered in the name of the EBT Trustee;

“Employees” means those persons (including directors) who are employed under a contract of employment with a Group Company;

“Employment Agreement” means the employment agreement in the agreed form to be entered into on Completion between Atlantic House Group Limited and Thomas May;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, or other encumbrance or security interest having similar effect;

“Escrow Account” means a deposit account to be opened prior to Completion and maintained by the third party Escrow Agent in the name of the Buyer and each Sellers’ Representative;

“Escrow Agent” means Acquiom Financial UK LTD, a private limited company registered in England & Wales (company number: 15251271) which has its registered office at 1 Love Lane, Third Floor, London, United Kingdom, EC2V 7JN;

10

“Escrow Agreement” means the agreement in the agreed form between the Escrow Agent, the Buyer and each Sellers’ Representative concerning the setting up and operation by the Escrow Agent of the Escrow Account;

“Escrow Amount” means the amount of £2,000,000;

“Estimated Cash” means the Sellers’ good faith estimate of the Cash of the Company as at the Relevant Time, as set out in the Completion Schedule or otherwise agreed in accordance with clause 9.4;

“Estimated Consideration” means the amount as set out in the Completion Schedule, being an amount equal to the sum of the following:

(a)	the Base Consideration;

(b)	plus the Estimated Cash;

(c)	minus the Estimated Debt; and

(d)	plus or minus the Estimated Net Working Capital Adjustment;

“Estimated Debt” means the Sellers’ good faith estimate of the Debt of the Company as at the Relevant Time, as set out in the Completion Schedule and stated as a positive amount or otherwise agreed in accordance with clause 9.4;

“Estimated Net Working Capital” means the Sellers’ good faith estimate of the Net Working Capital of the Company as at the Relevant Time, as set out in the Completion Schedule or otherwise agreed in accordance with clause 9.4;

“Estimated Net Working Capital Adjustment” means the amount (whether positive or negative) of the Estimated Net Working Capital minus the Net Working Capital Target and which for the purpose of limb (d) of the definition of Estimated Consideration shall, if a negative amount, be treated as a positive number to be subtracted and, if a positive amount, be treated as a positive number to be added;

“Excess” has the meaning given to it in clause 10.4(b)(iii);

“Exchange Rate” means the spot rate of exchange (closing mid-point) between the relevant currencies, as published in the London edition of The Financial Times last published prior to the relevant date of calculation;

“Executive Seller’s Relevant Proportion” means, in relation to each Executive Seller, the proportion which such Executive Seller’s Shares represent of all Shares held by the Executive Sellers;

“Executive Sellers” means, together, the Investor Sellers and the Management Sellers, and each an “Executive Seller”;

“Existing Shareholders’ Agreement” means the shareholders’ agreement relating to the Company dated 5 August 2021;

“FCA” means the UK Financial Conduct Authority;

“FCA Condition” has the meaning given to it in clause 6.1(a);

“Final Consideration” means the sum of the following:

(a)	the Base Consideration;

11

(b)	plus Cash;

(c)	minus Debt; and

(d)	plus or minus the Net Working Capital Adjustment;

“Financing Condition” has the meaning given to it in clause 6.1(b);

“First Hurdle” means £50,000,000;

“FSMA” means the Financial Services and Markets Act 2000 (as amended) and the secondary legislation made pursuant to FSMA;

“Governmental Authority” means any:

(a)	supra national or international (including the United Nations), national, state, municipal or local government;

(b)	any political subdivision, court, administrative agency, department, bureau, tribunal, commission or regulatory, investigative or other authority of any persons listed in limb (a) having any executive, legislative, regulatory, administrative or judicial powers or functions; or

(c)	quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority that has the force of law,

including the European Commission of the European Union, any Supervisory Authority and any Taxation Authority;

“Group” means all of the Group Companies taken as a whole;

“Group Companies” means the Company and the Subsidiaries, and each a “Group Company”;

“Group Funds” means, together:

(a)	the Irish UCITS funds, being the Umbrella Fund, the Defined Returns Fund, the Global Defined Returns Fund, Defensive Defined Returns Fund, the Dynamic Duration Fund, the Uncorrelated Strategies Fund, Defensive Strategies Fund;

(b)	the UK Non-UCITS Retail Schemes, being the Prima Cautious Fund, the Prima Balanced Fund, and the Prima Adventurous Fund; and

(c)	the Cayman segregated portfolios, being the Atlantic House Real Returns Segregated Portfolio and the Atlantic House Active Diversified SP,

and “Group Fund” shall be construed accordingly;

“Independent Accountants” means a firm of independent accountants agreed by the Buyer and each Sellers’ Representative, or in the absence of such agreement within a period of ten (10) Business Days, appointed at the instance of either the Buyer or the Sellers’ Representatives (acting jointly) by the President for the time being of the Institute of Chartered Accountants in England and Wales;

“Individual Seller’s Relevant Proportion” means, in relation to each Individual Seller, the proportion which such Individual Seller’s entitlement to Consideration as set out in their relevant Seller Entitlement Letter represents of all entitlements to Consideration held by the Individual Sellers;

12

“Individual Sellers” means all Sellers other than QPIV and the EBT Trustee;

“Individual Sellers’ Representative” means, subject to clause 27, Thomas Andrew May;

“Instrument of Incorporation” means the instrument of incorporation relating to the Umbrella Fund;

“Longstop Date” means three (3) months following the date of this Agreement;

“MAC Event” means the Closing AUM is [***]% or more lower than the Base AUM as a result of Net AUM Outflows;

“Management Accounts” means the management accounts of the Group for the period covering the financial year 2025 and the period from 31 July 2025 to 31 December 2025;

“Management Warranty Deed” means the deed of warranty relating to the Company, the Subsidiaries (as defined therein) and the Group Funds, entered into between the Warrantors (as defined therein) and the Buyer on the same date as this Agreement;

“Minimum Regulatory Capital” means the minimum regulatory capital required to be maintained by the Group as of the Completion Date pursuant to Applicable Laws;

“Money Market Funds” means any sums invested by a member of the Group on its own account in investments in the money markets or other similar treasury instruments;

“Net AUM Outflows” means the net outflows during the Testing Period (being the sum of all client withdrawals, redemptions and account closures or terminations less inflows and any creations, but excluding any market or foreign currency exchange rate fluctuations) of the Group’s total AUM;

“Net Working Capital” means the net working capital of the Company comprising: (i) the current assets less (ii) current liabilities (excluding any item included within the definitions of Cash and Debt) as at the Relevant Time to be determined in accordance with the provisions of Schedule 4 and extracted from the Completion Accounts;

“Net Working Capital Adjustment” means the amount by which the Net Working Capital is greater than or less than the Net Working Capital Target and which for the purpose of limb (d) of the definition of Final Consideration shall, if a negative amount, be treated as a positive number to be subtracted and, if a positive amount, be treated as a positive number to be added;

“Net Working Capital Target” means an amount equal to £1,200,000;

“Notice” has the meaning given to it in clause 26.1;

“Ordinary Consideration” means the Consideration, less that part of the Consideration which is due to the Growth Share Sellers, by virtue of their beneficial ownership of the EBT Shares, as set out in the Seller Entitlement Letters;

“Outgoing Directors” means each of Robert Brown, Christopher Anthony James Macdonald, Michael Vogel and Luke Anton Wiseman;

“Pre-Completion Dividend” has the meaning given to it in clause 8.6;

“Pre-Completion Dividend Principles” means, subject always to Applicable Law and clause 8.7:

(a)	an amount equal to Estimated Cash; less

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(b)	debt like items on the balance sheet of the Company (and which are excluded from Net Working Capital); less

(c)	an amount equal to Minimum Regulatory Capital plus 20% (in accordance with clause 8.4);

“Proceedings” means any formal civil, criminal, arbitration or administrative proceedings in any jurisdiction;

“QPIV” means Queripel Partners GP IV Limited as general partner for and on behalf of Queripel Partners IV LP;

“QPIV Group” means QPIV, Queripel Partners IV LP, and each of their Affiliates from time to time;

“QPIV Seller’s Representative” means, subject to clause 27, Luke Anton Wiseman;

“Regulated Entities” means, together, Atlantic House Group Limited and Atlantic House Investments Limited, each of which are authorised by the FCA (and each a “Regulated Entity”);

“Relevant Proportion” means in relation to each Seller, the aggregate entitlement to Consideration of that Seller, as set out in that Seller’s Seller Entitlement Letter;

“Relevant Time” means 12:01 a.m. on the Completion Date;

“Restricted Period” means, in relation to each Growth Share Seller, the period set out in his/her Seller Entitlement Letter;

“Restricted Territory” means the United Kingdom;

“SEC” means the United States Securities and Exchange Commission;

“Second Hurdle” means £70,000,000;

“Seller Covered Person” has the meaning given to it in clause 16.3;

“Sellers’ Completion Documents” means the Transaction Documents to which the relevant Sellers are a party;

“Seller Entitlement Letter” means each letter of even date between a Seller and the Buyer which, amongst other things, sets out that Seller’s holding of Shares and their Relevant Proportion (and together the “Seller Entitlement Letters”);

“Sellers’ Representative” means each of the QPIV Seller’s Representative and the Individual Sellers’ Representative;

“Sellers’ Solicitors” means, together, DAC Beachcroft LLP of 25 Walbrook, London, England, EC4N 8AF and Ogilvy & Wachtel LLP of 3rd Floor Suite, 207 Regent Street, London, W1B 3HH, and each a “Sellers’ Solicitor”;

“Sellers’ Solicitor’s Account” means the following bank account maintained by DAC Beachcroft LLP:

Account Name:	[***]

Sort Code:	[***]

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Account Number:	[***]

“Sellers’ Transaction Costs” means all fees, costs, expenses and obligations (including any VAT on or in respect of any of the foregoing that the Buyer reasonably determines to be irrecoverable following the advice of a reputable firm of independent tax advisors) incurred, payable, subject to reimbursement or agreed to be incurred by any Group Company, whether accrued for or not, in connection with the Transaction contemplated by this Agreement, including (but not limited to):

(a)	all fees (including any finders’ fees, brokerage fees, or commissions), costs, and expenses for all accounting advisors, legal advisors, investment bankers or any other professional advisors or Workers (including disbursements and Tax relating thereto) whether invoiced or not yet invoiced or due;

(b)	any fees, costs and expenses or payments related to change of control payments, bonuses (whether Transaction-related or discretionary), retention payments or other compensatory payments (including the employer portion of any payroll, social security, unemployment, or similar taxes) payable to current or former service providers, directors, managers, officers, employees or Workers; and

(c)	the EBT Costs,

in each case as set out in the Completion Schedule, but excluding any such costs or expenses incurred by any Group Company pursuant to any obligation set out in clause 6.8;

“Shares” means, together, the B Ordinary Shares, the C Ordinary Shares, the D Ordinary Shares, the E1 Ordinary Shares and the E2 Ordinary Shares held by the Sellers in the proportions set out in each Seller’s Seller Entitlement Letter;

“Subsidiaries” means the subsidiaries of the Company, short particulars of which are set out in the Management Warranty Deed, and each a “Subsidiary”;

“Supervisory Authority” means any local, national or multinational agency, department, official, parliament, public or statutory person or any government or professional body, regulatory or supervisory authority, board or other body responsible for administering data protection;

“Surviving Provisions” means clauses 1.1 (Definitions and Interpretation), 4 (EBT Trustee), 6.12 (Conditions), 6.14 (Conditions), 17 (Announcements and Confidentiality), 19 (Costs and Expenses), 20 (No Set-off or Withholding), 21 (Variations and Waivers), 23 (Remedies), 25 (Entire Agreement), 26 (Notices), 32 (Governing Language), and 33 (Governing Law and Jurisdiction);

“Taxation” or “Tax” or “Taxes” has the meaning given to it in the Management Warranty Deed;

“Taxation Authority” has the meaning given to it in the Management Warranty Deed;

“Testing Period” has the meaning given to it in clause 7.10;

“Third Hurdle” means £96,500,000;

“Title Warranties” means the statements set out in Schedule 5, each being a “Title Warranty”;

“Title Warranty Claim” means any claim made by or on behalf of the Buyer for a breach of any Title Warranty;

“Transaction” means the transaction contemplated by the Transaction Documents;

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“Transaction Documents” means this Agreement, the Management Warranty Deed, the Disclosure Letter, the Deed of Termination, all of the agreed form documents and all other documents which, in each case, are to be entered into pursuant to this Agreement, each being a “Transaction Document”;

“Trapped Cash” means any cash which at the relevant time:

(a)	is not capable of being spent, distributed, loaned or released by the Company without any Tax, deduction, withholding, penalty or additional cost of any kind;

(b)	which is not accessible in the manner described in limb (a) above within a period of five (5) Business Days, including without limitation any cash securing rent deposits, cash in restricted accounts, any other cash held as collateral in respect of obligations of any other party; or

(c)	is equal to the Minimum Regulatory Capital,

but excluding in the case of limbs (a) and (b) any cash invested in Money Market Funds;

“Umbrella Fund” means Atlantic House UCITS ICAV;

“VAT” means:

(a)	value added tax imposed pursuant to VATA and legislation and regulations similar or supplemental thereto;

(b)	any tax imposed in compliance with the European Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)	any sales, goods and services, consumption or other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere;

“VATA” means the Value Added Tax Act 1994;

“Warranties” has the meaning given to it in the Management Warranty Deed;

“Warrantors” has the meaning given to it in the Management Warranty Deed;

“WCLs” means the loans provided by Atlantic House Group Limited to [***]:

(a)	[***], pursuant to a loan facility agreement dated 11 August 2021 (as amended on 21 June 2023) for an aggregate principal amount of up to £1,950,000; and

(b)	[***], pursuant to a loan facility agreement dated 29 March 2023 for an aggregate principal amount of up to £1,000,000;

“WCL Bonus Amount” has the meaning given to it in clause 16.5;

“WCL Closing Consideration” means the WCL Consideration due to all the Sellers excluding the WCL Seller;

“WCL Consideration” means an amount equal to 90 per cent. of the principal amount outstanding but unpaid (excluding interest, fees and expenses) under the WCLs at Completion;

“WCL Excess” has the meaning given to it in clause 16.5;

“WCL Receipt” has the meaning given to it in clause 16.5;

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“WCL Seller” means Thomas Andrew May;

“WCL Seller Deferred Amount” means an amount of the WCL Seller’s proportion of Final Consideration equal to the WCL Closing Consideration, which shall be payable to the WCL Seller in accordance with the provisions of clauses 16.4 to 16.8;

“W&I Insurer” means Ryan Specialty Underwriting Managers International Limited (trading as Ryan Transactional Risk);

“W&I Insurance Costs” means the insurance premium, underwriting fees, insurance premium tax and any other costs and expenses related to the W&I Policy;

“W&I Insurance Cost Contribution” means £223,759, being an amount equal to 50% of the total W&I Insurance Costs;

“W&I Policy” means the warranty and indemnity insurance policy issued by the W&I Insurer in favour of the Buyer on or around the date of this Agreement; and

“Workers” means those individuals who are providing services to the Group under or pursuant to any agreement which is not a contract of employment with the relevant Group Company including where the individual acts as a consultant, contractor or worker, non-executive director or officer of the Group and in each case whether directly contracted or supplied by an agency, employment business, service company or other third party.

1.2	The headings of clauses and Schedules are included for ease of reference only and shall not affect the interpretation of this Agreement.

1.3	In this Agreement, unless expressly stated otherwise:

(a)	references to “parties”, “clauses” and “Schedules” are references, respectively, to the parties, clauses and Schedules of this Agreement;

(b)	no inference shall be drawn from the presence or absence of headings;

(c)	the words “include” and “including” (or any similar term) shall not be construed as implying any limitation;

(d)	general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(e)	the phrase “to the extent that” shall mean “if, but only to the extent that”;

(f)	the word “person” shall include any individual, firm, company, corporation, or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

(g)	words importing one gender shall be treated as importing any gender, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(h)	the words “in writing” or “written” shall include any non-transitory form of visible reproduction of words;

(i)	a reference to a document “in the agreed form” means a document in the form agreed on behalf of the Buyer and the Sellers by the Buyer’s Solicitors and the Sellers’ Solicitors or which is executed or adopted contemporaneously with this Agreement;

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(j)	references to the time of day or date shall be construed as references to the time or date prevailing in London, England;

(k)	where any provision of this Agreement is qualified or phrased by reference to “material” or “materiality”, such reference shall, unless specified to the contrary, be construed as a reference to materiality in the context of the Business taken as a whole;

(l)	references to “£” shall be references to pounds sterling, being the lawful currency of the United Kingdom;

(m)	where it is necessary to determine whether a monetary limit or threshold set out in Schedule 8 has been reached or exceeded (as the case may be) and the value of the relevant Claim or any of the relevant Claims is expressed in a currency other than pounds sterling, the value of each such Claim shall be converted into pounds sterling by reference to the Exchange Rate on the date that written notification of the existence of such Claim is sent to the Sellers’ Representatives from the Buyer in accordance with the terms of this Agreement, if such day is not a Business Day, on the Business Day immediately preceding such day;

(n)	a reference to a statute, statutory provision or subordinate legislation (“legislation”) is a reference to such legislation as in force at the date of this Agreement, and any reference to compliance with law shall not be deemed breached by reason of changes in law occurring after the date of this Agreement;

(o)	section 1122 CTA 2010 shall apply to determine whether one person is “connected” with another for the purposes of this Agreement.

(p)	save as otherwise expressly provided, the expression “procure” where used in the context of a Seller in relation to a Group Company means that the relevant Seller undertakes to exercise its voting rights (in its capacity as shareholder, to the extent such matter is put forward to that Seller in such capacity) and/or director (subject to any relevant fiduciary duties as a director), as the case may be, to procure so far as it is lawfully and reasonably able to comply with that obligation;

(q)	a reference to any document other than this Agreement is a reference to that other document as amended, varied, supplemented, superseded or novated (provided that no such amendment, variation, supplement, supersession or novation that increases the obligations or liabilities of the Sellers under this Agreement shall be valid without the express written consent of the Sellers’ Representatives) from time to time; and

(r)	a reference to a “holding company” or a “subsidiary” means a holding company or subsidiary as defined in section 1159 of the Act, save that a company shall be treated for the purposes of the membership requirement contained in sections 1159(1)(b) and (c) as a member of another company even if its shares in that other company are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security. A reference to an “undertaking” shall be construed in accordance with section 1161 of the Act and a reference to a “parent company” or a “subsidiary undertaking” means, respectively, a parent company or subsidiary undertaking as defined in section 1162 of the Act, save that an undertaking shall be treated for the purposes of the membership requirement in sections 1162(2)(b) and (d) and section 1162(3)(a) as a member of another undertaking even if its shares in that other undertaking are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security.

1.4	Unless the context otherwise requires, references in this Agreement to: (i) the Investor Sellers’ and the Management Sellers’ ownership of Shares shall be to the legal and beneficial ownership thereof; (ii) the Growth Share Sellers’ ownership of Shares shall be to the beneficial ownership thereof; and (iii) the EBT Trustee’s ownership of EBT Shares shall be to the legal ownership thereof.

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1.5	References to any English legal term or legal concept (including any statute, regulation, by-law or other requirement of English law) shall in respect of any jurisdiction other than England be deemed to include that which most nearly corresponds in that jurisdiction to such English legal term or legal concept. This shall not affect any express terms relating to choice of law or jurisdiction.

2.	Sale and Purchase of the Shares

2.1	Subject to and on the terms of this Agreement:

(a)	each Seller shall sell on and with effect from Completion, and the Buyer shall purchase:

(i)	in respect of the Investor Sellers and the Management Sellers, the legal title to and beneficial interest in the Shares set out in that Seller’s Seller Entitlement Letter; and

(ii)	in respect of the Growth Share Sellers, the beneficial interest in the Shares set out in that Growth Share Seller’s Seller Entitlement Letter; and

(b)	the EBT Trustee shall transfer on and with effect from Completion and the Buyer shall acquire the legal title to the EBT Shares,

in each case, with full title guarantee and together with all rights attaching or accruing to them at Completion and free from all Encumbrances.

2.2	Each Growth Share Seller hereby irrevocably authorises and instructs the EBT Trustee (in its capacity as bare trustee under duly executed declarations of trust) to transfer the Shares listed in that Growth Share Seller’s Seller Entitlement Letter to the Buyer under and in accordance with the terms of this Agreement.

2.3	The Buyer shall not be obliged to complete the purchase of the Shares unless the sale and purchase of all the Shares referred to clause 2.1 are completed simultaneously in accordance with this Agreement.

2.4	Each Seller hereby irrevocably waives (or agrees to procure the waiver of) the following rights over the Shares conferred (or which may be conferred) on the relevant Seller by the articles of association of the Company, the Existing Shareholders’ Agreement or otherwise:

(a)	any rights of redemption, pre-emption, first refusal or transfer;

(b)	any rights relating to the terms of transfer and/or the consideration, interest and/or dividends receivable for or on any Shares; and

(c)	any rights to acquire any Shares.

3.	Consideration

3.1	The total consideration for the purchase of the Shares in accordance with the terms of this Agreement (the “Consideration”) shall be an amount equal to (i) the Final Consideration and the (ii) WCL Consideration.

3.2	If any payment is due from the Buyer to a Seller, or from a Seller to the Buyer, under this Agreement or the Management Warranty Deed, the payment shall so far as possible be made by way of adjustment of the Consideration, and the Consideration shall be deemed to have been reduced or increased, as applicable, by the amount of such payment. For the avoidance of doubt, this clause 3.2 shall not apply in connection with or affect the calculation of the Final Consideration or the caps on liability set out in paragraph 2 of Schedule 8.

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3.3	Each of the Sellers hereby confirms that the Sellers’ Solicitors are irrevocably authorised by the Sellers to receive payment in the Sellers’ Solicitor’s Account of any amount due to the Sellers pursuant to this clause 3 on the Sellers’ behalf and the receipt by the Sellers’ Solicitors of such amounts in the Sellers’ Solicitor’s Account shall be a sufficient discharge for the Buyer of its obligations under this clause 3.

4.	The EBT Trustee

4.1	The EBT Trustee is a party to this Agreement solely for the purposes of clauses 2.1, 2.2, 9.5, 9.6, 9.7, 11.2, this clause 4.1, paragraph 2 of Part 2 of Schedule 3 and Part 2 of Schedule 5.

4.2	The parties to this Agreement acknowledge that the EBT Trustee is entering into this Agreement in its capacity as trustee of the EBT and as such:

(a)	reference in this Agreement to the EBT Trustee is a reference only to the EBT Trustee in its capacity as trustee of the EBT; and

(b)	any liability on the part of the EBT Trustee pursuant to this Agreement or otherwise relating to this Agreement or its subject matter, whether in contract, in negligence or other tort, under statute or otherwise, shall be limited to the assets held by it on trust for the time being of the EBT.

4.3	The EBT Trustee shall incur no personal liability, save in the case of its fraud or fraudulent misrepresentation, in its own corporate capacity in relation to this Agreement or any actions or claims arising thereunder.

5.	Signing

5.1	On or prior to the date of this Agreement, the Sellers and the Buyer shall perform, or procure the performance of, their respective obligations in accordance with and as set out in Part 1 of Schedule 3.

5.2	The Executive Sellers shall deliver to the Buyer within three Business Days of the date of this Agreement a certificate confirming the Base AUM, together with all relevant data supporting the information provided in the certificate, including (without limitation) supporting calculations. Such calculations shall be made in accordance with the Group’s standard methodology for reporting AUM as shared with the Buyer prior to the date of this Agreement.

6.	Conditions

6.1	Completion is conditional on the following conditions being satisfied or waived in accordance with clause 6.10 by no later than 5 p.m. on the Longstop Date:

(a)	the FCA giving to the Buyer and all other persons who have decided to acquire or increase control over (as such terms are defined in Part XII of FSMA) and/or become a controller (as such term is defined in section 422 of FSMA) the Regulated Entities as a result of the acquisition of the Shares under this Agreement (such persons together being the “Controllers”):

(i)	a written notice stating that the FCA approves such acquisition of control over the Regulated Entities by the Controllers unconditionally under section 189(4)(a) of FSMA, provided that such approval remains effective in accordance with section 191 of FSMA; or

(ii)	a decision notice under section 189(7) of FSMA stating that it has decided to approve such acquisition of control over the Regulated Entities by the Controllers subject to specified conditions, provided that:

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(A)	such specified conditions do not have a material adverse effect on the operations of the Group as a whole or on the ability of the Buyer or the Regulated Entities to carry on the Business after Completion;

(B)	any such conditions that are required to be satisfied before the Controllers’ acquisition of control over the Regulated Entities have been satisfied; and

(C)	such approval remains effective in accordance with section 191 of FSMA; or

(iii)	the assessment period (as defined in section 189(1) of FSMA) (including any extension to that period under section 190 of FSMA) for the FCA’s review of the Controllers’ application notices for approval for such acquisition of control over the Regulated Entities by the Controllers (made under section 178 of FSMA) having elapsed without the FCA having given notice under either section 189(4)(a) of FSMA or section 189(4)(b) of FSMA to any of the Controllers or informing any of the Controllers that the notice given by it to the FCA under section 178 of FSMA is incomplete, so that the FCA may be treated under section 189(6) of FSMA as having approved the acquisition by the Controllers of control over the Regulated Entities,

(together, the “FCA Condition”); and

(b)	the Buyer obtaining the Buyer Debt Financing in the form of convertible debt securities of the Buyer’s Guarantor that results in aggregate net proceeds (directly or indirectly) to the Buyer of an amount equal to £185,000,000 (or such lesser aggregate net proceeds subsequently agreed to by the Buyer and the Buyer’s Guarantor) (the “Financing Condition”),

(together, the “Conditions” and each a “Condition”).

Undertakings

FCA Change of Control

6.2	The parties acknowledge that on 4 March 2026 and in connection with the FCA Condition, the Buyer submitted a change in control application pursuant to section 178 of the FSMA (along with any necessary supporting documentation) to the FCA in respect of each Controller.

6.3	The Buyer shall use commercially reasonable efforts to ensure satisfaction of the FCA Condition as soon as reasonably practicable following the date of this Agreement, which shall include the following:

(a)	keeping each Sellers’ Representative reasonably informed as to progress towards satisfaction of the FCA Condition and as soon as reasonably practicable, and in any event within two (2) Business Days, notifying each Sellers’ Representative of any material communications with or from the FCA relating to the satisfaction of the FCA Condition; and

(b)	in the event that the FCA approves the change in control on the part of the Controllers but Completion does not occur within the period specified by the FCA in its notice of approval, the Buyer shall, in good time prior to the expiry of such period, make a written request to the FCA that the FCA extends the period specified in such notice of approval. In the event that Completion does not occur within any such extended period granted by the FCA, the Buyer shall make a further written request to the FCA until Completion occurs. The Buyer shall provide a copy of each such request to each Sellers’ Representative and notify the Sellers’ Representatives of the FCA’s response on each occasion.

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6.4	Each Executive Seller shall:

(a)	provide (or procure the provision of) such information in its possession or under its control to the Buyer as the Buyer may reasonably require in respect of satisfying the FCA Condition;

(b)	respond promptly to the Buyer to any comments, objections, requests for further information or documentation or enquiries raised by the FCA in connection with the FCA Condition (the “Required Submissions”);

(c)	cooperate in good faith with the Buyer to make the Required Submissions necessary to fulfil the Condition; and

(d)	not make any submissions directly to the FCA in relation to the FCA Condition without the consent of the Buyer (such consent not to be unreasonably withheld or delayed).

6.5	Each of the Buyer and the Executive Sellers shall not make any further application, submission or communication to the FCA or any Governmental Authority in relation to the subject matter of this Agreement without first providing the other parties with a copy of such application, submission or communication, redacted at the disclosing party’s sole discretion, for commercially sensitive information, provided that the Regulated Entities may make such notifications to the FCA in relation to the proposed change in control as they are required to make in accordance with Chapter 11 of the FCA’s supervision sourcebook which forms part of the FCA’s handbook of rules and guidance.

6.6	None of the foregoing shall require the Buyer or any member of the Buyer’s Group to propose, negotiate, offer, commit or agree, with the FCA or any other third party, to:

(a)	effect, by agreement, order or otherwise, the sale, divestiture, license or disposition of any asset, undertaking or businesses by any member of the Buyer’s Group; and

(b)	any condition or restriction upon, or amendment to, the capital structure, capital requirements, business or operations of the Buyer’s Group or any member of the Group, including any requirement to contribute or procure the contribution of capital to any member of the Group to enable any member of the Group to comply with its prudential conditions within the meaning of section 186(d) of FSMA, and if any decision notice delivered by the FCA, which would otherwise satisfy clause 6.1(a)(ii) would require any such person to propose, negotiate, offer, commit or agree to any of the foregoing in order for the relevant approval contained within it to be effective, such decision shall not serve to satisfy the FCA Condition unless agreed by the Buyer.

Financing Condition

6.7	The Buyer shall, subject to and against the performance by the Executive Sellers and the Company of the obligations set out in clauses 6.8 and 6.9 (as applicable), use commercially reasonable efforts to ensure satisfaction of the Financing Condition as soon as reasonably practicable following the date of this Agreement, which shall include the following:

(a)	procuring that the Buyer’s Guarantor and any other relevant member of the Buyer’s Group (if applicable):

(i)	arranges one or more financings constituting the Buyer Debt Financing that results in aggregate net proceeds of an amount equal to £185,000,000 being available to the Buyer at or prior to Completion;

(ii)	negotiates and enters into the Buyer Debt Financing Documents on terms and conditions that are consistent with the terms of this Agreement;

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(iii)	satisfies on a timely basis any conditions precedent to the consummation of the Buyer Debt Financing; and

(iv)	contributes to the Buyer such amount as is necessary to enable the Buyer to fulfil its obligation to pay the Estimated Consideration and the Escrow Amount on Completion pursuant to clause 9.6 and paragraph 3.2 Part 2 of Schedule 3; and

(b)	keeping each Sellers’ Representative informed of material developments in respect of the Financing Condition, and as soon as reasonably practicable, and in any event within one (1) Business Day, notifying each Sellers’ Representative of the satisfaction of the Financing Condition.

6.8	The Executive Sellers and the Company shall, subject to and against the performance by the Buyer of the obligations set out in clause 6.7, use commercially reasonable efforts to procure that each other Seller, Group Company, and any directors, officers, Employees or other representatives and advisers of the Group, provide such assistance and cooperation as the Buyer or any other member of the Buyer Group may reasonably request to facilitate the Buyer Debt Financing, in each case as is customary in connection with the arrangement of such Buyer Debt Financing and in each case at the Buyer’s sole cost and expense, including (without limitation):

(a)	upon reasonable prior written notice, procuring the participation by appropriate and applicable senior management of the Group in a telephonic or video conference call with Buyer and its finance provider for the Buyer Debt Financing (including relevant counsel); and

(b)	if necessary for the Buyer Debt Financing, facilitating access to the Data Room for the Buyer’s finance provider and their counsel,

provided that nothing in this clause 6.8 shall require the disclosure to the Buyer’s finance provider by any Seller or member of the Group of any information relating to such Seller or member of the Group which the Sellers’ Representatives (acting jointly and in consultation with the Buyer) reasonably consider (in good faith) to be confidential and/or commercially sensitive, provided further that any information (i) that is in the public domain when it is first disclosed or which subsequently enters the public domain, other than through a breach of any existing undertakings relating to confidentiality of the information; (ii) that is already in the lawful possession of the recipient (other than any information shared solely in connection with this Transaction and not for any broader purpose) or was acquired from a third party who does not owe any Seller or any Group Company any obligations of confidentiality; (iii) that is required to be disclosed pursuant to Applicable Law, or (iv) that any Sellers’ Representative has agreed (by way of prior written consent) can be disclosed shall not be subject to this proviso in this clause 6.8, and provided that the Executive Sellers and the Company shall, acting reasonably and in good faith, cooperate with the Buyer to find practical solutions for addressing any information requests by the Buyer’s finance provider in connection with the implementation of the Buyer’s Debt Financing (taking into account the proposed form, timing, nature and extent of any such disclosures).

6.9	The Company consents to the use of its and its Subsidiaries’ logos in connection with the Buyer Debt Financing so long as the Company has a reasonable opportunity to preview and consent to such use of logos and such logos are used solely:

(a)	in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and

(b)	in connection with a description of the Company, its Business or the Transaction (including in connection with any marketing materials related to the Buyer Debt Financing).

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Waiver of the Conditions

6.10	The parties acknowledge that the Conditions are for the benefit of the Sellers and the Buyer, and accordingly any Condition may only be waived with the written consent of each Sellers’ Representative and the Buyer, but not otherwise.

6.11	The Sellers’ Representatives and the Buyer may at any time prior to the Longstop Date extend the Longstop Date by agreement in writing.

Termination in the event of non-fulfilment

6.12	Subject to clauses 6.13 and 7.8, this Agreement (other than the Surviving Provisions, which shall remain in full force and effect) shall terminate either:

(a)	if any Condition becomes incapable of being satisfied in full before 5 pm (GMT) on the Longstop Date (as may be extended pursuant to clause 6.11) (unless such Condition has been waived pursuant to clause 6.10), upon written notice from the Sellers’ Representatives to the Buyer or from the Buyer to the Sellers’ Representatives; or

(b)	automatically at 5 pm (GMT) on the Longstop Date, if any Condition has not then been satisfied,

provided that the right to terminate this Agreement under clause 6.12(a) shall not be available:

(c)	to the Buyer if its failure to fulfil any material obligation under this Agreement shall have caused, or has resulted in, the failure of any Condition to be satisfied on or prior to the Longstop Date (as may be extended pursuant to clause 6.11); and

(d)	to the Sellers if their failure to fulfil any material obligation under this Agreement shall have caused, or has resulted in, the failure of any Condition to be satisfied on or prior to the Longstop Date (as may be extended pursuant to clause 6.11).

6.13	Notwithstanding anything to the contrary in this Agreement (including clause 6.12), if, prior to the Longstop Date (as may be extended pursuant to clause 6.11), the Financing Condition has not been satisfied in full within twenty (20) Business Days of the later of (i) all Conditions other than the Financing Condition being satisfied or waived in accordance with this Agreement and (ii) the expiry of the mandatory blackout period relating to the Buyer’s Group on 4 May 2026 (the “Financing Deadline”), then the Sellers’ Representative may, upon written notice to the Buyer, terminate this Agreement (other than the Surviving Provisions, which shall remain in full force and effect), and the Buyer shall, within ten (10) Business Days of receipt of such written notice, pay (or procure the payment of) an amount equal to £5,000,000 to the Executive Sellers (the “Break Fee”), such payment to be made by way of telegraphic transfer by CHAPS of the Break Fee to the Sellers’ Solicitor’s Account. The Break Fee shall be shared between the Executive Sellers in their relevant Executive Sellers’ Relevant Proportions. Each of the Executive Sellers hereby confirms that the Sellers’ Solicitors are irrevocably authorised by the Executive Sellers to receive payment in the Sellers’ Solicitor’s Account of the Break Fee on the Executive Sellers’ behalf and the receipt by the Sellers’ Solicitors of such amount in the Sellers’ Solicitor’s Account shall be a sufficient discharge for the Buyer of its obligations under this clause 6.13. The payment of the Break Fee to the Executive Sellers in accordance with this clause 6.13 shall be the Sellers’ sole recourse in the event the Financing Condition is not satisfied by the Financing Deadline. For the avoidance of doubt, a Break Fee shall not be payable if, at any time prior to the expiry of the Financing Deadline:

(a)	a Completion AUM Certificate certifying that a MAC Event has occurred has been provided to the Buyer pursuant to clauses 7.2, in which case the Buyer shall be entitled to terminate this Agreement in accordance with clause 7.8;

(b)	the Executive Sellers have breached their obligations to provide a Completion AUM Certificate pursuant to and in accordance with clause 7.2 where a MAC Event has occurred which would have given rise to the Buyer’s termination right pursuant to clause 7.8; or

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(c)	there is an ongoing Completion AUM Dispute that is not finally resolved or determined pursuant to clauses 7.4, 7.5, 7.6 or 7.7 (as applicable), provided that, solely in respect of this clause 6.13(c), the Break Fee shall become payable (if such Break Fee is due to the Sellers in accordance with this clause 6.13) if the final resolution or determination made in accordance with clauses 7.4, 7.5, 7.6 or 7.7 (as applicable) in respect of such Completion AUM Dispute is that no MAC Event has occurred.

6.14	If this Agreement is terminated pursuant to clauses 6.12 or 6.13, the parties shall not be liable to any other party under this Agreement or in respect of the subject matter of this Agreement and shall have no further obligations under this Agreement, except that:

(a)	the Surviving Provisions shall remain in full force and effect; and

(b)	for the avoidance of doubt, termination shall be without prejudice to any rights, liabilities or obligations that have accrued prior to termination (including, for the avoidance of doubt, the Buyer’s obligation to pay the Break Fee in accordance with clause 6.13), or to any other rights or remedies available under this Agreement or at law.

7.	Material Adverse Change

7.1	For the purposes of this clause 7, an “AUM Certificate” shall be a certificate signed by the Company’s Chief Executive Officer certifying:

(a)	the Base AUM;

(b)	the Closing AUM;

(c)	the Net AUM Outflows;

(d)	whether a MAC Event has occurred; and

(e)	all data supporting the information provided in the certificate, including (without limitation) supporting calculations; summaries of any client withdrawals, redemptions or terminations impacting on the calculation of the Closing AUM; and the basis for excluding any market fluctuations and foreign exchange / currency fluctuations from the relevant calculations.

7.2	The Executive Sellers shall, no later than eight (8) Business Days prior to the Completion Date and in any event simultaneously with the Completion Schedule, deliver to the Buyer an AUM Certificate stating the Closing AUM as at the Closing AUM Test Date, such AUM Certificate to be referred to as the “Completion AUM Certificate”.

7.3	The Buyer shall be entitled to review and verify the Completion AUM Certificate, and the Executive Sellers shall provide the Buyer with reasonable access to the Group’s books, records and personnel as may be necessary to enable the Buyer to conduct such verification.

7.4	If the Buyer disputes (in good faith) the calculations, information and/or conclusions set forth in the Completion AUM Certificate, in particular with respect to whether or not a MAC Event has occurred, the Buyer shall notify the Sellers’ Representatives in writing within five (5) Business Days of receipt of the Completion AUM Certificate, specifying in reasonable detail the basis of the dispute (the “Completion AUM Dispute”). The Sellers’ Representatives and the Buyer shall work together in good faith to resolve the Completion AUM Dispute within five (5) Business Days’ of the Buyer’s notice of the Completion AUM Dispute (or such longer period as the parties may agree in writing). If any matters relating to the Completion AUM Dispute remain in dispute on the expiry of such time period, then such matters may be referred, on the application of either the Sellers’ Representatives or the Buyer, for determination by an Independent Accountant to act as independent expert to make a final determination as to the Completion AUM Dispute.

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7.5	The Sellers’ Representatives and the Buyer shall act in good faith towards each other regarding the referral of the Independent Accountant and shall use reasonable endeavours to agree with the Independent Accountant the precise terms of reference to apply to its role under this Agreement as soon as reasonably practicable, such terms of reference to include the general terms of reference set out Part 2 of Schedule 4 mutatis mutandis (provided that any references therein to the “Completion Accounts” shall be deemed to instead refer to the “Completion AUM Dispute”). If the terms of reference in relation to the engagement of such Independent Accountant are not agreed within ten (10) Business Days of the date on which a referral is made pursuant to clause 7.4 (or such longer period as the parties may agree in writing), then the terms of reference upon which such Independent Accountant is appointed may be unilaterally approved by either party, acting reasonably. In such circumstances, each party agrees that the other party may sign and deliver, on that party’s behalf, any documents including engagement letters, necessary or expedient to the appointment of the Independent Accountant.

7.6	The parties shall use their best efforts to enable the Independent Accountant to make its determination (which determination shall, absent manifest error, be final and binding on the parties), within fifteen (15) Business Days of confirmation by the Independent Accountant of its appointment pursuant to clause 7.5 (or such other period of time as is agreed between the parties in consultation with the Independent Accountant). The Independent Accountant may call for and inspect such documents as it reasonably considers necessary in order to make its determination.

7.7	If the Independent Accountant becomes unwilling or incapable of acting, or does not deliver its determination within the required period, then the Buyer and the Sellers’ Representatives shall use all reasonable endeavours to agree the identity and terms of appointment of a replacement Independent Accountant in accordance with clauses 7.4 and 7.5, and the terms set out in this clause 7 shall apply to such replacement Independent Accountant as if they were the first Independent Accountant appointed.

7.8	Without prejudice to clauses 6.12, 6.13 or 6.14, if a MAC Event is determined to have occurred in accordance with this clause 7, then the Buyer shall not be obligated to proceed to Completion and shall be entitled to (in its sole discretion) terminate this Agreement by giving written notice to the Sellers’ Representatives promptly and in any event within ten (10) Business Days of receiving the Completion AUM Certificate, the resolution of any Completion AUM Dispute pursuant to clause 7.5 or the Independent Accountant’s determination in respect of any Completion AUM Dispute (as applicable) (or such other date as the Buyer and the Sellers’ Representatives may agree in writing).

7.9	Notwithstanding any other term of this Agreement, and without prejudice to any rights, liabilities or obligations that have accrued prior to termination, in the event that the Buyer terminates this Agreement in accordance with clause 7.8, the Buyer’s sole remedy in respect of any such MAC Event shall be termination of this Agreement and the Sellers shall have no further liability in relation thereto (whether as a matter of contract or otherwise).

7.10	Each Seller undertakes to the Buyer that, during the period from (but excluding) the date of this Agreement until (and including) the Closing AUM Test Date (the “Testing Period”), they shall:

(a)	act in good faith in relation to the calculation and monitoring of AUM, Net AUM Outflows and the determination of whether a MAC Event has occurred; and

(b)	not contribute (or procure the contribution of) any assets owned by any Seller or any Affiliate of any Seller to any Group Fund, model portfolio, third party discretionary mandate or AMC where the purpose (which need not be the sole or primary purpose) of doing so is to affect the measurement of Net AUM Outflows and/or Closing AUM.

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7.11	If, at any time during the Testing Period, there is:

(a)	a material decrease in net in-flows; or

(b)	a material increase in net out-flows,

which the Sellers’ Representatives reasonably consider requires remediation (particularly where the then-current market conditions would not be expected to naturally correct such decrease or increase), then the Sellers’ Representatives and the Buyer shall discuss in good faith and acting reasonably what remediation (if any) is appropriate in the circumstances. For the avoidance of doubt, any material decrease in net in-flows or material increase in net out-flows referred to in this clause 7.11 shall not, in and of itself, constitute a MAC Event and a MAC Event shall only be capable of occurring, and shall be determined solely, in accordance with the definition of “MAC Event” and the provisions of this clause 7.

7.12	For the avoidance of doubt, nothing in clause 7.11 shall limit or affect the Buyer’s rights under clause 7.8 in the event that a MAC Event is determined to have occurred in accordance with this clause 7.

8.	Position Pending Completion

8.1	Between the date of this Agreement and Completion:

(a)	each Management Seller and Growth Share Seller severally undertakes to the Buyer that he, she or it shall, to the extent that he, she or it is able and legally permitted or entitled to do so by exercising his, her or its rights as a shareholder, director and/or employee of the Group (as applicable), procure that the business of each Group Company is carried on in all material respects in the ordinary course (in compliance with Applicable Law) and that each Group Company complies with the provisions of Schedule 7; and

(b)	each Investor Seller severally undertakes to the Buyer that he or it shall, to the extent that he or it is able and legally permitted or entitled to do so by exercising his or its rights as a shareholder or as director on the board of any Group Company (subject to any relevant fiduciary duties), procure that none of the actions or steps referred to in Schedule 7 are approved.

8.2	Clause 8.1 does not apply in respect of, and shall not operate to restrict or prevent any action or omission:

(a)	any matter expressly permitted by, or necessary for the performance of, any Transaction Document;

(b)	required to be taken in order to comply with any Applicable Law that is binding on any Seller or Group Company;

(c)	required to fulfil an obligation of a Group Company existing at the date of this Agreement (to the extent such obligation is Disclosed (as defined in the Management Warranty Deed) to the Buyer);

(d)	any matter reasonably undertaken by any Group Company in a bona fide emergency or disaster situation which is outside of the control of, and unrelated to any act or omission of, the Group or any of the Sellers, but only to the extent necessary to mitigate any adverse effect of such situation in relation to the Group and any Seller (in its capacity as a shareholder of the Group), as determined by the board of directors of the Company; or

(e)	undertaken at the written request or with the written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed).

8.3	In the event that the Buyer does not respond to a request for consent pursuant to clause 8.2 within five (5) Business Days, the Buyer shall be automatically deemed to not have consented to such matter. For purposes of this clause 8.3, any request for consent shall be submitted to Bryan Governey at [***] with a copy (not constituting notice) to Gemma Roberts at [***].

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Minimum Regulatory Capital

8.4	The Sellers undertake to:

(a)	maintain (or procure the maintenance of) such amount of regulatory capital as the Group shall be required to maintain in accordance with Applicable Law during the period between the date of this Agreement and the Completion Date; and

(b)	deliver (or procure the delivery of) the Minimum Regulatory Capital, plus an amount equal to 20% of the Minimum Regulatory Capital amount, at Completion.

SEC Filings

8.5	In the period prior to Completion, the Executive Sellers shall provide such assistance as the Buyer may reasonably request (at the Buyer’s sole cost) in connection with the preparation of the Buyer’s (or any other member of the Buyer’s Group) SEC filings (including but not limited to annual reports on form 10-K; quarterly reports on form 10-Q or current reports on form 8-K) for the year ending 31 December 2026 insofar as such filings or reports relate to the terms of this Agreement, including but not limited to allowing the Buyer or such member of the Buyer’s Group (and their advisers and agents) access, during normal business hours and upon reasonable written notice (being not less than five (5) Business Days), to all books, records and documents relating to the accounting or financial position of the Group, provided that nothing in this clause 8.5 shall require the disclosure by any Seller or any member of the Group of any information relating to any Seller or any member of the Group which the Sellers’ Representatives (acting jointly and in consultation with the Buyer) reasonably consider (in good faith) to be confidential and/or commercially sensitive, provided further that any information (i) that is in the public domain when it is first disclosed or which subsequently enters the public domain, other than through a breach of any existing undertakings relating to confidentiality of the information; (ii) that is already in the lawful possession of the recipient (other than any information shared solely in connection with this Transaction and not for any broader purpose) or was acquired from a third party who does not owe any Group Company any obligations of confidentiality; (iii) that is required to be disclosed pursuant to Applicable Law; or (iv) that any Sellers’ Representative has agreed (by way of prior written consent) can be disclosed shall not be subject to this clause 8.5, and provided that the Executive Sellers shall, acting reasonably and in good faith, cooperate with the Buyer to find practical solutions for addressing any information requests by the Buyer in connection with its (or any member of the Buyer’s Group’s) SEC filings (taking into account the proposed form, timing, nature and extent of any such disclosures).

Pre-Completion Dividend

8.6	The parties acknowledge that it is intended that a dividend is declared and paid by the Company prior to Completion (the “Pre-Completion Dividend”) to the Sellers (or such of them who are entitled to receive it in accordance with the rights attaching to their Shares pursuant to the Company’s articles of association and the Existing Shareholders’ Agreement) and such Sellers shall be entitled to retain the benefit of such Pre-Completion Dividend.

8.7	The Pre-Completion Dividend shall be in an amount determined by the Executive Sellers and the board of directors of the Company (each acting reasonably and in good faith) in accordance with the Pre-Completion Dividend Principles, provided that such Pre-Completion Dividend shall exclude any of the following amounts, which shall be retained by the Company:

(a)	such amount required by the Company to satisfy any liabilities that have accrued but not yet been satisfied as of the date of the Pre-Completion Dividend; and

(b)	such amount required to satisfy the Sellers’ obligations in respect of the Minimum Regulatory Capital pursuant to clause 8.4.

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8.8	The Sellers’ Representatives shall promptly, and in any event within two (2) Business Days of determining the Pre-Completion Dividend pursuant to clause 8.7, notify the Buyer in writing of the amount of the Pre-Completion Dividend and provide reasonable details supporting the calculation of such amount (including any supporting information in respect of the Pre-Completion Dividend Principles applied in determining such amount). The Buyer shall be entitled to review and agree with the Sellers’ Representatives (in writing, email being sufficient) the amount of the Pre-Completion Dividend in line with the Pre-Completion Dividend Principles.

8.9	The Executive Sellers shall procure that the Company shall declare and pay the Pre-Completion Dividend (and that each other member of the Group shall declare and pay such dividends to its parent company as is necessary to facilitate the declaration and payment of the Pre-Completion Dividend), in each case no later than one (1) Business Day prior to Completion, provided that the Pre-Completion Dividend shall not be declared or paid unless and until the Sellers’ Representatives and the Buyer have agreed on the amount of the Pre-Completion Dividend in accordance with clause 8.8.

Umbrella Fund Instrument of Incorporation

8.10	The Management Sellers undertake to, promptly following the date of this Agreement, use all commercially reasonable efforts to take the following steps to amend the Instrument of Incorporation to remove the requirement for majority shareholder approval in connection with any change made by the Umbrella Fund to the Manager or Depository (as these terms are defined in the Instrument of Incorporation) of the Umbrella Fund:

(a)	seek the approval of the board of directors of the Umbrella Fund in respect of the proposed amendments to the Instrument of Incorporation;

(b)	call an extraordinary general meeting of the shareholders of the Umbrella Fund in accordance with the rules and procedures set out in the Instrument of Incorporation; and

(c)	following the extraordinary general meeting, submit a filing to the Central Bank of Ireland confirming the amendments made to the Instrument of Incorporation.

8.11	For the avoidance of doubt, Completion shall not be contingent or dependent on the completion of the steps referenced in clause 8.10.

No Ability to Control

8.12	In no circumstances is this clause 8 intended to allow the Buyer the ability to control the Company or any Group Company.

9.	Completion

9.1	Completion shall take place remotely (or at such other place or by such other method as the parties may agree) on, subject to clause 9.2, the twelfth (12th) Business Day following the date on which the final Condition is waived or satisfied in accordance with this Agreement unless another date is agreed in writing between the Buyer and the Sellers’ Representatives (the “Completion Date”).

9.2	The parties acknowledge that in the event all Conditions have been satisfied or waived in accordance with this Agreement but a Completion AUM Dispute is pending, then Completion shall be delayed until such time as the Completion AUM Dispute is resolved or finally determined in accordance with clause 7, and Completion shall take place as soon as reasonably practicable following such resolution or final determination.

9.3	At least eight (8) Business Days prior to the Completion Date, the Sellers shall deliver to the Buyer a schedule prepared in good faith and calculated in accordance with Schedule 4 (the “Completion Schedule”) setting out, together with supporting information and calculations showing how each has been derived:

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(a)	the Estimated Cash;

(b)	the Estimated Debt;

(c)	the Estimated Net Working Capital and the resulting Estimated Net Working Capital Adjustment;

(d)	the Minimum Regulatory Capital;

(e)	the Sellers’ Transaction Costs;

(f)	the Pre-Completion Dividend;

(g)	the amount outstanding in respect of the WCLs and the WCL Consideration; and

(h)	any other applicable adjustments that may arise between the date of this Agreement and the date on which the Completion Schedule is to be delivered (and as agreed between the Sellers’ Representatives and the Buyer), in each case, as at the Relevant Time.

9.4	The Buyer and the Sellers’ Representatives shall use reasonable endeavours to agree in good faith the amounts set out in the Completion Schedule (and the items set out therein) prior to the Completion Date. For the avoidance of doubt, if the Buyer and the Sellers Representative cannot so agree, the parties shall, other than in case of manifest error, proceed to Completion on the basis of the amounts set out in the Completion Schedule delivered by the Sellers in accordance with clause 9.3.

9.5	The EBT Trustee agrees and acknowledges that an amount equal to the EBT Costs shall be applied in full and final settlement of the EBT’s costs, expenses and fees (together with the fees of their legal advisers and any other disbursements and expenses incurred in connection with the Transaction and the operation and winding up of the EBT) at or following Completion.

9.6	On Completion, the Sellers, the EBT Trustee and the Buyer shall perform, or procure the performance of, their respective obligations in relation to the sale and purchase of the Shares in accordance with and as set out in Schedule 3.

9.7	If Completion does not take place on the scheduled Completion Date as envisaged pursuant to clause 9.1:

(a)	because the Buyer fails to fulfil or comply with any of its obligations under this clause 9, the Sellers’ Representatives may by Notice to the Buyer:

(i)	proceed to Completion as far as reasonably practicable, provided that the Buyer shall use all reasonable endeavours to procure that such obligation(s) is fulfilled as soon as practicable following Completion and in any event within two (2) months after Completion;

(ii)	defer Completion to a date falling not more than one (1) month after the date on which Completion should have taken place in accordance with clause 9.3 but for the default in question, in which case the provisions of this Agreement shall apply as if that other date is the Completion Date; or

(iii)	subject to Completion having been deferred at least once in accordance with clause 9.7(a)(ii) above, terminate this Agreement (other than the Surviving Provisions), and

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(b)	because any of the Sellers or the EBT Trustee fails to fulfil or comply with any of its obligations under this clause 9, the Buyer may by Notice to the Sellers’ Representatives:

(i)	proceed to Completion as far as reasonably practicable, provided that the Sellers and the EBT Trustee shall use all reasonable endeavours to procure that such obligation(s) is fulfilled as soon as practicable following Completion and in any event within two (2) months after Completion;

(ii)	defer Completion to a date falling not more than one (1) month after the date on which Completion should have taken place in accordance with clause 9.3 but for the default in question, in which case the provisions of this Agreement shall apply as if that other date is the Completion Date; or

(iii)	subject to Completion having been deferred at least once in accordance with clause 9.7(b)(ii) above, terminate this Agreement (other than the Surviving Provisions),

in each case, without limiting its rights and remedies under this Agreement or by law to, amongst other things, claim for damages.

10.	Completion Accounts and Consideration Adjustments

10.1	The Completion Accounts shall be prepared in accordance with the provisions of Schedule 4.

10.2	If:

(a)	the Final Consideration is greater than the Estimated Consideration, the Buyer shall pay to the Sellers, as an increase to the Consideration, an amount equal to the difference between the Final Consideration and the Estimated Consideration; or

(b)	the Final Consideration is less than the Estimated Consideration, the Sellers shall pay to the Buyer, as a decrease to the Consideration, an amount equal to the difference between the Estimated Consideration and the Final Consideration,

then the Buyer or the Sellers (as the case may be) shall pay such difference to the Sellers or the Buyer (as the case may be) in accordance with this clause 10.2 and clause 10.4 below. For the avoidance of doubt, if the Final Consideration is equal to the Estimated Consideration, there shall be no amount payable by either the Buyer or the Sellers pursuant to this clause 10.

10.3	The parties agree that an Escrow Account will be established by the parties prior to Completion, and on Completion, the Buyer shall deposit the Escrow Amount into the Escrow Account. The parties undertake to procure that the Escrow Agent operate the Escrow Account in accordance with the provisions of clause 10.4 and in accordance with the Escrow Agreement.

10.4	If:

(a)	a price adjustment is required in respect of clause 10.2(a) above then:

(i)	the Final Consideration shall be treated as increased by the amount by which the Estimated Consideration is less than the Final Consideration (such excess being the “Additional Consideration”); and

(ii)	the following shall occur:

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(A)	if the Additional Consideration is equal to or less than the Escrow Amount, the Sellers’ Representatives and the Buyer shall jointly instruct the Escrow Agent, within ten (10) Business Days after the Determination Date and pursuant to the Escrow Agreement, to: (i) pay to the Sellers (in their Relevant Proportions) out of the Escrow Account (as soon as reasonably practicable following notification that it is payable) an amount equal to the Additional Consideration; and (ii) release to the Sellers (in their Relevant Proportions) out of the Escrow Account (as soon as reasonably practicable following notification that it is payable) any amount still standing to the credit of the Escrow Account (together with interest credited to the Escrow Account in respect of such amount); or

(B)	if the amount of the Additional Consideration exceeds the amount standing to the credit of the Escrow Account (the “Shortfall”), then, within ten (10) Business Days after the Determination Date: (i) the Sellers’ Representatives and the Buyer shall jointly instruct the Escrow Agent, pursuant to the Escrow Agreement, to pay to the Sellers (in their Relevant Proportions) out of the Escrow Account (as soon as reasonably practicable following notification that it is payable) an amount equal to the Escrow Amount; and (ii) the Buyer shall pay an amount equal to the Shortfall to the Sellers (in their Relevant Proportions) in cash; or

(b)	a price adjustment is required in respect of clause 10.2(b) above then:

(i)	the Final Consideration shall be treated as decreased by the amount by which the Final Consideration is less than the Estimated Consideration (such difference being the “Consideration Reduction Amount”); and

(ii)	the following shall occur:

(A)	if the Consideration Reduction Amount is equal to or less than the Escrow Amount, the Sellers’ Representatives and the Buyer shall jointly instruct the Escrow Agent, within ten (10) Business Days after the Determination Date and pursuant to the Escrow Agreement, to pay to the Buyer (or as it may direct) out of the Escrow Account (as soon as reasonably practicable following notification that it is payable), an amount equal to the Consideration Reduction Amount; or

(B)	if the Consideration Reduction Amount exceeds the amount standing to the credit of the Escrow Account, the Sellers’ Representatives and the Buyer shall jointly instruct the Escrow Agent, within ten (10) Business Days after the Determination Date and pursuant to the Escrow Agreement, to pay to the Buyer (or as it may direct) out of the Escrow Account (as soon as reasonably practicable following notification that it is payable) the entire balance of the Escrow Account.

(iii)	For the avoidance of doubt, nothing in this Agreement shall prevent the Buyer from pursuing the Sellers for the amount by which the Consideration Reduction Amount exceeds any payment made to the Buyer out of the Escrow Account in accordance with clause 10.4(b)(ii) (the “Excess”) and such Excess shall be due and payable by the Sellers (in their Relevant Proportions) to the Buyer within ten (10) Business Days of the Determination Date. Any payment made in accordance with this clause 10.4(b)(iii) shall (to the extent permitted by Applicable Law) be treated as a reduction of the Final Consideration; and

(iv)	if any balance of the Escrow Amount remains in the Escrow Account after the amounts payable to the Buyer under clause 10.4(b)(ii) have been paid in full, then the Sellers’ Representatives and the Buyer shall jointly instruct the Escrow Agent, within ten (10) Business Days after the Determination Date and pursuant to the Escrow Agreement, to pay such balance of the Escrow Account (as soon as reasonably practicable following notification that it is payable) to the Sellers (in their Relevant Proportions) (together with interest credited to the Escrow Account in respect of that amount); or

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(c)	the Estimated Consideration is equal to the Final Consideration, then there will be no adjustment to the Final Consideration and the Sellers’ Representatives and the Buyer shall instruct the Escrow Agent, within ten (10) Business Days after the Determination Date and pursuant to the Escrow Agreement, to pay to the Sellers (in their Relevant Proportions) out of the Escrow Account (as soon as reasonably practicable following notification that it is payable), the balance of the Escrow Account (together with interest credited to the Escrow Account in respect of such amount), and, in respect of any interest accruing on sums in the Escrow Account, the Sellers Representatives and the Buyer shall jointly instruct the Escrow Agent to allocate and distribute such interest between the Buyer and the Sellers in the same proportions as the Escrow Amount is required to be distributed in accordance with this clause 10.4.

10.5	Save where the contrary is expressly stated, the agreement or determination of the Completion Accounts in accordance with this Agreement does not constitute or operate as a waiver of any other rights, powers or remedies of the Buyer or the Sellers or of any other provision of this Agreement and does not preclude the exercise of any other right, power of remedy of the Buyer or the Sellers arising under this Agreement or otherwise.

10.6	The Buyer shall bear 100% of the fees (and any applicable taxes) payable to the Escrow Agent in respect of the Escrow Account.

10.7	Any payments to be made pursuant to clauses 10.2 and 10.4 to the Sellers shall be satisfied by payment in cash by the Escrow Agent (pursuant to the Escrow Agreement and clause 10.4) to the Sellers in their Relevant Proportions (and for the avoidance of doubt, such payment shall be made pursuant to clause 10.8).

10.8	Each of the Sellers hereby confirms that the Sellers’ Solicitors are irrevocably authorised by the Sellers to receive payment of any amount due to the Sellers pursuant to this clause 10 on the Sellers’ behalf and the receipt by the Sellers’ Solicitors of such amounts in the Sellers’ Solicitor’s Account shall be a sufficient discharge for the Buyer of its obligations under this clause 10.

10.9	The Buyer hereby confirms that the receipt by the Buyer of any payment of any amount due to the Buyer pursuant to this clause 10 shall be a sufficient discharge for the Sellers of their obligations under this clause 10.

10.10	The Escrow Amount shall only be used for the purposes of any adjustments to the Consideration in accordance with clause 10.2. For the avoidance of doubt, any Claims arising in connection with this Agreement shall not be limited in any way by the Escrow Amount (or the release thereof pursuant to clause 10.4).

11.	Sellers’ Warranties

11.1	Each Seller, individually, severally and in respect of itself and its Shares only, warrants to the Buyer in terms of the Title Warranties set out in Part 1 of Schedule 5 as (i) at the date of this Agreement and (ii) at the Completion Date (by reference to the facts and circumstances then existing), subject in each case to the exclusions, limitations and qualifications set out in this clause 11, clauses 23 and 25 and Schedule 8 (in each case to the extent expressly set out therein).

11.2	The EBT Trustee warrants to the Buyer in terms of the Title Warranties set out in Part 2 of Schedule 5 as (i) at the date of this Agreement and (ii) at the Completion Date (by reference to the facts and circumstances then existing), subject in each case to the exclusions, limitations and qualifications set out in this clause 11, clauses 23 and 25 and clause 4 (in each case to the extent expressly set out therein).

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11.3	The Individual Guarantor warrants to each Seller in terms of the warranties set out in Part 3 of Schedule 5 as (i) at the date of this Agreement and (ii) at the Completion Date (by reference to the facts and circumstances then existing).

12.	Buyer’s Warranties and Buyer’s Guarantor’s Warranties

12.1	The Buyer warrants to each Seller in terms of the Buyer’s Warranties as (i) at the date of this Agreement and (ii) at the Completion Date (by reference to the facts and circumstances then existing).

12.2	The Buyer’s Guarantor warrants to each Seller in terms of the Buyer’s Guarantor’s Warranties as (i) at the date of this Agreement and (ii) at the Completion Date (by reference to the facts and circumstances then existing).

13.	Restrictive Covenants

13.1	In order to protect the Confidential Information, trade secrets and business connections of the Group:

(a)	the Management Sellers, the Individual Guarantor and the Growth Share Sellers severally covenant with the Buyer (for itself and on behalf of the Company) that they shall not, whether directly or indirectly, on their own behalf or on behalf of or in conjunction with any other person, firm, company or other entity, for (i) in the case of the Management Sellers and the Individual Guarantor, a period of thirty-six (36) months from Completion and (ii) in the case of the Growth Share Sellers, the relevant Restricted Period attributable to that Growth Share Seller:

(i)	carry on, set up or be concerned or interested or participate in any business within the Restricted Territory which, as at the Completion Date, competes with the Business or any relevant part thereof, including in respect of any services or products which are in development or contemplated by the board of directors or the senior management team of any Group Company as at Completion;

(ii)	solicit or induce (or attempt to solicit or induce) any person for the purpose (which need not be the sole or primary purpose) of:

(A)	causing any clients with respect to which any Group Company provides defined outcome investment strategies, structured product and liquid alternative investment solutions or discretionary investment management services (directly or indirectly (including in respect of any Group Fund in which a client is invested)) to withdraw or reduce the use of such services;

(B)	causing any client not to engage a Group Company to provide, directly or indirectly, defined outcome investment strategies, structured product and liquid alternative investment solutions or discretionary investment management services or otherwise not invest or increase an existing investment in any Group Fund;

(C)	otherwise divert or take away (or attempt to divert or take away) any clients with respect to which any Group Company provides, directly or indirectly, defined outcome investment strategies, structured product and liquid alternative investment solutions or discretionary investment management services; or

(D)	to the extent not captured in limbs (A)-(C) above, providing any client with any services or products (including any defined outcome investment strategies, structured product solutions or discretionary investment management services) which are competitive with those supplied as part of the Business; or

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(iii)	solicit, entice or knowingly encourage away from the Company any person who is at the relevant time and/or was at any time in the twelve (12) month period ending on Completion an Employee; and

(b)	the Investor Sellers severally covenant with the Buyer (for itself and on behalf of the Company) that they shall not, and, in respect of QPIV only, shall procure that all members of the QPIV Group shall not, whether directly or indirectly, on their own behalf or on behalf of or in conjunction with any other person, firm, company or other entity, for a period of eighteen (18) months from Completion solicit, entice or knowingly encourage away from the Company any person who is at the relevant time and/or was at any time in the twelve (12) month period ending on Completion an Employee, in each case without the Buyer’s prior written consent.

13.2	For the purposes of clause 13.1(a)(i), a Covenantor is concerned or interested in a business if he, she or it:

(a)	carries on such business as principal or agent;

(b)	if he, she or it has any financial interest in any person who is carrying on such business; or

(c)	he, she or it is a partner, director, employee or consultant in, of or to any person carrying on such business.

13.3	Nothing in this clause 13 shall prohibit any Covenantor from:

(a)	holding any units of any authorised unit trust or shares quoted or dealt in on a recognised investment exchange (as defined in the FSMA) as long as not more than three (3) per cent. of the shares of any class of any particular company is so held;

(b)	performing his or her duties as a director, officer, employee or consultant of a member of the Buyer’s Group; and/or

(c)	employing any person who responds to a non-targeted recruitment search or other advertisement generally available to members of the public, provided that such response was not solicited or induced directly or indirectly by that Covenantor.

13.4	The Covenantors and the Buyer mutually covenant to each other that they shall not do or say anything which he/she/it knows or ought reasonably to have known would or may be harmful to the goodwill or reputation of another party, the Company or any other member of the Buyer’s Group, provided that nothing in this clause 13.4 shall:

(a)	preclude any party from:

(i)	enforcing such party’s rights under this Agreement or any other Transaction Document; and

(ii)	making any truthful statements or disclosures as required under Applicable Law or pursuant to any Proceedings; or

(b)	restrict any truthful statements or actions by the Buyer or any member of the Buyer’s Group that are reasonably necessary to lawfully and properly operate or manage the Business following Completion.

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13.5	The restrictions in this clause 13 are considered by the parties (each party having taken, or having had an opportunity to take, independent legal advice) to be fair and reasonable for the legitimate protection of the Business and goodwill of the Buyer and the Company but each of them is separate and severable. If any such restriction is considered by a court to be void or unenforceable but would be valid if part of the wording included in such restriction was deleted such restriction will apply with such deletions as may be necessary to make it valid and enforceable.

14.	Lakeaus’s Guarantee

14.1	In this clause 14, “Guaranteed Obligations” means all present and future obligations, commitments, undertakings, warranties, indemnities, covenants and liabilities of or given by Lakeaus Pty Ltd (“Lakeaus”), in its capacity as a Management Seller, to the Buyer under this Agreement and any other Transaction Document or any Sellers’ Completion Document to which Lakeaus is or will be a party.

14.2	In consideration of the Buyer entering into this Agreement, the Individual Guarantor unconditionally and irrevocably guarantees to the Buyer as a continuing obligation that he:

(a)	shall procure that Lakeaus duly and punctually performs all of its Guaranteed Obligations;

(b)	if and whenever Lakeaus defaults for any reason in the performance of any of its Guaranteed Obligations, he shall immediately on demand perform (or procure the performance of) and satisfy (or procure the satisfaction of) such Guaranteed Obligation(s) in the manner set out in this Agreement, other relevant Transaction Document or the relevant Sellers’ Completion Document (as applicable) as if he were the principal obligor, and so that the same benefits shall be conferred on the Buyer as would have been conferred on it had such Guaranteed Obligation been duly performed and satisfied by Lakeaus; and

(c)	agrees, as an independent and primary obligation, to indemnify and keep indemnified the Buyer, on an after-tax basis, against all losses, costs, claims, demands, expenses and other liabilities which it reasonably incurs or suffers from time to time arising out of or in connection with any Guaranteed Obligation being or becoming illegal, invalid or unenforceable on any grounds, provided that the amount payable by the Individual Guarantor under this indemnity will not exceed the amount he would have had to pay under this clause 14.2 if the amount claimed had been recoverable on the basis of a guarantee.

14.3	If any payment made by the Individual Guarantor results in a subrogation right or other right of recourse against Lakeaus for the Individual Guarantor, this right will not be exercised to the disadvantage of the Buyer.

14.4	The liability of the Individual Guarantor under this clause 14 shall not be discharged or impaired by:

(a)	any amendment, variation or assignment of this Agreement, other relevant Transaction Document or the relevant Sellers’ Completion Document (as applicable) or any waiver of the relevant agreement’s or document’s terms;

(b)	any release of, or granting of time, or other indulgence which the Buyer may grant to Lakeaus or any third party;

(c)	any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting Lakeaus; or

(d)	any other act, event, neglect or omission (whether or not known to Lakeaus, the Buyer or the Individual Guarantor) which would or reasonably could (but for this clause) operate to impair or discharge the Individual Guarantor’s liability or afford the Individual Guarantor or Lakeaus any legal or equitable defence.

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14.5	Until all of the Guaranteed Obligations of Lakeaus have been unconditionally and irrevocably discharged, the Individual Guarantor agrees that:

(a)	he will not make demand for the payment of any sum from Lakeaus connected with or in relation to the sum demanded by the Buyer, or claim any set-off or counterclaim against Lakeaus;

(b)	if Lakeaus is bankrupt, insolvent or in liquidation, the Individual Guarantor will not prove in any such bankruptcy, insolvency or liquidation in competition with the Buyer (to the extent legally permissible under relevant Applicable Laws); and

(c)	to the extent legally permissible under relevant Applicable Laws, any security taken by the Individual Guarantor from Lakeaus in consideration of this guarantee and any money received by the Individual Guarantor by proving in the bankruptcy, insolvency or liquidation of Lakeaus shall be held on trust absolutely for the Buyer in respect of the obligations of the Individual Guarantor under this clause 14.

14.6	The guarantees and indemnities provided by the Individual Guarantor pursuant to this clause 14 shall terminate when all of the Guaranteed Obligations of Lakeaus have been unconditionally and irrevocably discharged, or expire, in accordance with the terms of this Agreement, the relevant other Transaction Document or relevant Sellers’ Completion Document (as applicable).

14.7	The maximum aggregate liability of the Individual Guarantor under this clause 14 shall not exceed an amount equal to the Consideration paid to Lakeaus pursuant to this Agreement, provided that this limit shall exclude the amount of all properly incurred fees, costs and expenses payable by the Buyer in connection with seeking enforcement of the guarantee under this clause 14.

15.	Buyer’s Guarantee

15.1	In this clause 15, “Buyer Guaranteed Obligations” means all present and future payment and other financial obligations of or given by the Buyer to the Sellers (or any of them) under this Agreement and any other Transaction Document to which the Buyer is or will be a party.

15.2	In consideration of the Sellers entering into this Agreement, the Buyer’s Guarantor unconditionally and irrevocably guarantees to the Sellers as a continuing obligation that it:

(a)	shall procure that the Buyer duly and punctually performs all of its Buyer Guaranteed Obligations;

(b)	if and whenever the Buyer defaults for any reason in the performance of any of its Buyer Guaranteed Obligations, it shall immediately on demand perform (or procure the performance of) and satisfy (or procure the satisfaction of) such Guaranteed Obligation(s) in the manner set out in this Agreement and other relevant Transaction Document (as applicable) as if it were the principal obligor, and so that the same benefits shall be conferred on the Sellers as would have been conferred on it had such Buyer Guaranteed Obligation been duly performed and satisfied by the Buyer; and

(c)	agrees, as an independent and primary obligation, to indemnify and keep indemnified the Sellers, on an after-tax basis, against all losses, costs, claims, demands, expenses and other liabilities which it reasonably incurs or suffers from time to time arising out of or in connection with any Buyer Guaranteed Obligation being or becoming illegal, invalid or unenforceable on any grounds, provided that the amount payable by the Buyer Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 15.2 if the amount claimed had been recoverable on the basis of a guarantee.

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15.3	If any payment made by the Buyer Guarantor results in a subrogation right or other right of recourse against the Buyer for the Buyer’s Guarantor, this right will not be exercised to the disadvantage of the Sellers (or any of them).

15.4	The liability of the Buyer Guarantor under this clause 15 shall not be discharged or impaired by:

(a)	any amendment, variation or assignment of this Agreement or any other relevant Transaction Document (as applicable) or any waiver of the relevant agreement’s or document’s terms;

(b)	any release of, or granting of time, or other indulgence which the Sellers (or any of them) may grant to the Buyer or any third party;

(c)	any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Buyer; or

(d)	any other act, event, neglect or omission (whether or not known to any Seller, the Buyer or the Buyer’s Guarantor) which would or reasonably could (but for this clause) operate to impair or discharge the Buyer’s Guarantor’s liability or afford the Buyer’s Guarantor or Buyer any legal or equitable defence.

15.5	Until all of the Buyer Guaranteed Obligations have been unconditionally and irrevocably discharged, the Buyer’s Guarantor agrees that:

(a)	it will not make demand for the payment of any sum from the Buyer connected with or in relation to the sum demanded by the Sellers (or any of them), or claim any set-off or counterclaim against the Buyer;

(b)	if the Buyer is bankrupt, insolvent or in liquidation, the Buyer’s Guarantor will not prove in any such bankruptcy, insolvency or liquidation in competition with the Sellers (or any of them) (to the extent legally permissible under relevant Applicable Laws); and

(c)	to the extent legally permissible under relevant Applicable Laws, any security taken by the Buyer Guarantor from the Buyer in consideration of this guarantee and any money received by the Buyer’s Guarantor by proving in the bankruptcy, insolvency or liquidation of the Buyer shall be held on trust absolutely for the Sellers in respect of the obligations of the Buyer’s Guarantor under this clause 15.

15.6	The guarantees and indemnities provided by the Buyer’s Guarantor pursuant to this clause 15 shall terminate when all of the Buyer Guaranteed Obligations have been unconditionally and irrevocably discharged, or expire, in accordance with the terms of this Agreement or the relevant other Transaction Document (as applicable).

15.7	The maximum aggregate liability of the Buyer’s Guarantor under this clause 15 shall not exceed an amount equal to the amounts payable by the Buyer pursuant to this Agreement, provided that this limit shall exclude the amount of all properly incurred fees, costs and expenses payable by the Sellers in connection with seeking enforcement of the guarantee under this clause 15.

16.	Post-Completion Undertakings

Access to Records

16.1	From Completion and for a period of six (6) years from the end of the fiscal year in which the Completion Date falls, upon providing the Buyer or a member of the Buyer’s Group reasonable written notice (being not less than five (5) Business Days) and during normal business hours, each Executive Seller (or the employees, agents and professional advisers of any Executive Seller (if applicable)) shall, at their sole cost and expense, be granted access to all books, records and documents relating to the Taxation of each Group Company as at Completion and retained by the Group Company (the “Historic Records”) and the right to inspect the same but solely to the extent that the relevant Executive Seller (acting reasonably) requires access to such Historic Records for the purposes of: (i) completing its relevant tax returns or other Tax filings (ii) agreeing its relevant tax returns or other Tax filings with the relevant Taxation Authority or (iii) dealing with any material claim, assessment or enquiry by a Taxation Authority from which it appears that such Executive Seller (or a member of their group, if applicable) is, or may become, subject to Tax.

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Waivers

16.2	Each Seller undertakes not to make a claim or commence any claim, demand, proceedings, cause of action or order against any member of the Buyer’s Group or the Company or any person who was at any time prior to Completion an employee, officer or director of any Group Company (a “Buyer Covered Person”) in respect of any pre-Completion misrepresentation, inaccuracy or omission in any information, opinion or advice supplied (or omitted to be supplied) in connection with the Transaction (each a “ Covered Claim”) and each Seller waives, releases and discharges the Company and each Buyer Covered Person from any and all Covered Claims occurring on or before Completion, provided that nothing in this clause 16.2 shall limit the ability of a Seller to bring any such claim against a Buyer Covered Person in the case of fraud or fraudulent misrepresentation.

16.3	The Buyer undertakes not to make any claim or commence any claim, demand, proceedings, cause of action or order against any person who was at any time prior to Completion a director, officer or employee of any Group Company (each a “Seller Covered Person”) in respect of any pre-Completion misrepresentation, inaccuracy or omission in any information, opinion or advice supplied (or omitted to be supplied) by or on behalf of the Company in connection with the Transaction, except to the extent such claim would be recoverable under the express terms of this Agreement or any other Transaction Document, provided that nothing in this clause 16.3 shall limit the ability of the Buyer or any member of the Buyer’s Group to bring any claim in connection with this Transaction: (i) against any Seller Covered Person in the case of fraud or fraudulent misrepresentation; or (ii) any adviser to the Company or any Seller, to the extent it has prepared a report or other documentation for the specific benefit of the Buyer, a member of the Buyer’s Group or the Company in connection with the Transaction (subject always to the terms of any reliance letter entered into between the Buyer (or a member of the Buyer’s Group) and the relevant adviser and/or the terms of engagement of such adviser).

WCLs

16.4	The parties acknowledge that, as at the date of this Agreement, Atlantic House Group Limited has the benefit of a receivable in the aggregate amount of approximately £851,542 relating to the amounts outstanding pursuant to the WCLs.

16.5	Following Completion and subject to clause 16.6, the Buyer undertakes to the WCL Seller to, as soon as reasonably practicable following the end of a quarter (with the first such quarter commencing on the Completion Date and subsequent quarters running on each three-month anniversary thereof):

(a)	remit to the WCL Seller by way of deferred consideration for the WCL Seller’s Shares an amount equal to the amounts actually received by Atlantic House Group Limited (or any other relevant Group Company) (if any) during the relevant quarter in respect of the principal of the WCLs, together with any interest accrued on, actually received and paid in respect of such amounts (the total amount of principal and interest repaid or paid (as the case may be) by the relevant borrower under the relevant WCL in the relevant quarter, the “WCL Receipt”) up to a total maximum amount that is (when aggregated with all previous payments of WCL Receipts to the WCL Seller) equal to the sum of the WCL Seller Deferred Amount and the WCL Seller’s portion of the WCL Consideration; and

(b)	if and to the extent the aggregate amount of all WCL Receipts exceeds the sum of the WCL Seller Deferred Amount and the WCL Seller’s portion of the WCL Consideration (such excess, the “WCL Excess”), the Buyer shall (or shall procure that the relevant member of the Group shall) as soon as reasonably practicable following the end of a relevant quarter, pay the WCL Seller a cash bonus the gross amount of which equals the WCL Excess (such amounts together, the “WCL Bonus Amount”).

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16.6	The Buyer’s obligations to procure any remittance to the WCL Seller pursuant to clause 16.5(a), and/or the payment of any WCL Bonus Amount pursuant to clause 16.5(b), shall:

(a)	be limited to the aggregate amount of the WCL Receipt(s) actually received by Atlantic House Group Limited (or any other relevant Group Company) in respect of the relevant WCL (if any); and

(b)	cease once all WCLs have been repaid in full to the Group, and the Buyer has, pursuant to clause 16.5, procured the remittance (in the case of the WCL Seller Deferred Amount and WCL Seller’s portion of the WCL Consideration) or payment (in the case of the WCL Bonus Amount) to the WCL Seller of all amounts owed pursuant to this clause 16.

16.7	For the avoidance of doubt, nothing in clauses 16.5 and 16.6 and this clause 16.7 shall require the Buyer to pursue, enforce or take any steps to recover any amounts (or procure that Atlantic House Group Limited or any other Group Company pursue, enforce or take any steps to recover any amounts) outstanding under the WCLs (including taking any such actions against the relevant borrowers).

16.8	Any amounts to be remitted or paid pursuant to clause 16.5 to the WCL Seller shall be satisfied by payment in cash made to an account of the WCL Seller in the UK notified to the Buyer for this purpose. The parties acknowledge that any amounts remitted or paid in accordance with clause 16.5 shall discharge the Buyer from its obligation to pay the WCL Seller Deferred Amount and the WCL Seller’s portion of the WCL Consideration in each case to the WCL Seller.

17.	Announcements and Confidentiality

17.1	Save for the Announcement and unless such disclosure is required by Applicable Law, by any competent judicial, governmental or regulatory body, or by the rules of any recognised stock exchange to which the relevant party or any of its Affiliate is subject or submits, neither the Sellers nor the Buyer shall make or issue any announcement or circular in connection with the existence or the subject matter of this Agreement or any other Transaction Document, or cause any such announcement to be made or issued, without the prior written consent of: (i) in the event of any announcement or circular by the Buyer, each Sellers’ Representative; and (ii) in the event of any announcement or circular by any of the Sellers, the Buyer.

17.2	Each Seller undertakes to the Buyer and the Buyer undertakes to the Sellers, to keep confidential:

(a)	the existence and terms of this Agreement or any other Transaction Document;

(b)	all information received or held by any party, its Affiliates or their respective directors, officers, employees, agents or advisers which relates to the other party or their Affiliates; and

(c)	all information of a confidential nature relating to the Company, all trade secrets owned by the Company, all information in relation to which an obligation of confidence is owed to a third party and all information relating to the future business strategy of the Company.

17.3	Notwithstanding any other provision in this Agreement:

(a)	the Sellers, the Buyer and the Buyer’s Representatives (as defined below) and their Affiliates may disclose Confidential Information if and strictly to the extent:

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(i)	required by Applicable Law, by any competent judicial, governmental or regulatory body, or by the rules of any recognised stock exchange to which the relevant party or its Affiliate is subject or otherwise submits (including, in respect of the Buyer, the Buyer Representatives and their Affiliates only, where such disclosure is determined by the Buyer or its Affiliates to be advisable or appropriate in relation to the Buyer’s Guarantor’s capacity as a public company);

(ii)	the disclosure is made to a Taxation Authority in connection with Taxation affairs of the disclosing party;

(iii)	required to vest the full benefit of this Agreement or any other Transaction Document in that party, or to enjoy or enforce any of the rights of that party in this Agreement or any other Transaction Document;

(iv)	required by its professional advisers, bankers, officers, employees, consultants, subcontractors, the W&I Insurer or agents to provide their services (and subject always to similar duties of confidentiality), including, in the case of the Buyer and the Buyer’s Representatives, to any finance providers in connection with the Buyer Debt Financing;

(v)	that information is in or has come into the public domain (other than by breach of this Agreement or the Confidentiality Agreement); or

(vi)	each Sellers’ Representative, in respect of disclosure by the Buyer, or the Buyer, in respect of disclosure by the Sellers, has given prior written consent to the disclosure; and

(b)	the Buyer (which for the purposes of this clause 17.3(b) shall include any director, officer, member, employee, provider of finance (or potential provider of finance) or professional adviser of the Buyer or any other member of the Buyer’s Group while acting in the ordinary course of their duties, together the “Buyer’s Representatives”) may disclose Confidential Information (including any information relating to (i) the existence or contents of the Transaction, this Agreement or any other Transaction Document, or (ii) the performance or enforcement of any rights or obligations under this Agreement or any other Transaction Document) to:

(i)	any member of the Buyer’s Group;

(ii)	any company or fund (including any unit trust, investment trust, limited partnership or general partnership) which is advised by, or the assets of which are managed (whether solely or jointly with others) from time to time by, any member of the Buyer’s Group or in respect of which any such member is a general partner, or which is advised or managed by any such member’s general partner, trustee, nominee, manager or adviser;

(iii)	any general partner, limited partner, shareholder, trustee, nominee or manager of, or adviser to, any member of the Buyer’s Group or any company or fund referred to in clause 17.3(b)(ii) above;

(iv)	any investor or potential investor in, or debt provider or potential debt provider to any of the persons referred to in clauses 17.3(b)(i) and 17.3(b)(ii);

(v)	any co-investment scheme of any member of the Buyer’s Group or any person holding shares under such scheme or entitled to the benefit of shares under such scheme;

(vi)	any co-investor of any entity described in clauses 17.3(b)(ii), 17.3(b)(iii), 17.3(b)(iv) and/or 17.3(b)(v); or

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(vii)	any director, officer, employee or professional adviser of any member of the Buyer’s Group or of any of the persons referred to in clauses 17.3(b)(i) to 17.3(b)(vi) (inclusive).

17.4	Nothing in this Agreement shall restrict any member of the Buyer’s Group from informing Employees, consultants, customers and suppliers of the Company of the fact of the acquisition of the Company by the Buyer, and of any terms of the Transaction (save for any information that the Buyer determines, in its sole discretion, is sensitive, in which case such information shall be redacted) after Completion.

17.5	The provisions of this clause 17 shall continue to apply without any limit in time. To the extent there is any conflict between the terms of this clause 17 and the terms of the Confidentiality Agreement in the period between the date of this Agreement and the date of termination of the Confidentiality Agreement, the terms of this clause 17 shall prevail.

18.	Assignment and Transfer

18.1	Subject to clause 18.2, no party shall be entitled to assign, transfer, charge, sub-contract, delegate, create any trust or otherwise deal with the benefit or burden of any provision of this Agreement without the prior written consent of (i) in the case of an assignment by the Sellers, the Buyer, and (ii) in the case of an assignment by the Buyer, each Sellers’ Representative.

18.2	This Agreement and the benefits arising under it may be assigned and, in the case of clause (b) of this paragraph 18.2, charged or made subject to a trust, in whole or in part by:

(a)	the Buyer to any member of the Buyer’s Group to whom the Buyer transfers any of the Shares (provided that if such assignee ceases to be a member of the Buyer’s Group, this Agreement and the benefits arising under it shall automatically transfer back to the Buyer); or

(b)	the Buyer to a financial institution as security for any financing (whether equity or debt) or refinancing or other banking facilities in respect of or in connection with the Transaction (including the Buyer Debt Financing), in each case, provided that the liability of the Sellers to such assignee shall be no greater, nor more likely, than it would have been had such assignment not taken place (including, for the avoidance of doubt, any liability for any additional amount payable under clause 20.2), and all the rights, benefits and protections afforded to a party shall continue to apply to the benefit of that party as against the assignee as they would have applied as against the assignee.

18.3	As soon as reasonably possible following any assignment in accordance with clause 18.2, the Buyer shall give written notice to the Sellers, such notice to contain full details of the assignment.

18.4	Any purported assignment, transfer, charging, sub-contracting, delegation, declaration of trust or dealing in contravention of this clause 18 shall be ineffective.

19.	Costs and Expenses

19.1	Except as otherwise provided for in this Agreement, each of the parties shall pay its own costs and expenses in relation to the negotiation, preparation, execution, performance and implementation of this Agreement and each other Transaction Document, save that this clause 19.1 shall not prejudice the right of any party to seek to recover its costs in any litigation or dispute resolution procedure which may arise out of this Agreement or another Transaction Document.

19.2	The Buyer and the Sellers shall each bear 50% of the W&I Insurance Costs, in accordance with paragraph 3.2(a) of Part 2 of Schedule 3.

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19.3	Without prejudice to the provisions of Schedule 8, the Buyer shall bear all of the stamp duty payable on the transfer of the Shares to the Buyer.

20.	No Set-off or Withholding

20.1	Save as otherwise set out in this Agreement, all payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding, save as may be required by Applicable Law, in which event such deduction or withholding shall not exceed the minimum amount which it is required by Applicable Law to deduct or withhold.

20.2	If any deduction or withholding is required by Applicable Law to be made from any payment, the amount to be paid to the Buyer shall be increased to such amount as will ensure that the net amount received and retained by the Buyer after such Tax, deduction or withholding has been taken into account is equal to the same amount which would have been received and retained by the Buyer had the amount not been subject to Tax, deduction or withholding.

21.	Variations and Waivers

21.1	No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each Sellers’ Representative and the Buyer and expressed to be such a variation.

21.2	A waiver of any right, power, privilege or remedy provided by this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. For the avoidance of doubt, any omission to exercise, or delay in exercising, any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of that or any other right, power, privilege or remedy.

21.3	A waiver of any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of any other breach or default by another party and shall not constitute a continuing waiver of the right, power, privilege or remedy waived or a waiver of any other right, power, privilege or remedy.

21.4	Any single or partial exercise of any right, power, privilege or remedy arising under this Agreement shall not preclude or impair any other or further exercise of that or any other right, power, privilege or remedy.

22.	Severance

22.1	If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

22.2	If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or amended, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

23.	Remedies

23.1	The Sellers agree that, without prejudice to any other remedy which may be available to the Buyer, the Buyer may be entitled to seek injunctive or other equitable relief in relation to any breach or prospective breach of the undertakings in clauses 13.1, 13.4 and 17, it being acknowledged that an award of damages may not be an adequate remedy for such a breach.

23.2	The Buyer agrees that, without prejudice to any other remedy which may be available to the Sellers, the Sellers may be entitled to seek injunctive or other equitable relief in relation to any breach or prospective breach of the undertakings in clause 13.4 and 17, it being acknowledged that an award of damages may not be an adequate remedy for such a breach.

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23.3	Each of the parties acknowledges and irrevocably agrees that it will not be entitled to rescind, terminate or repudiate this Agreement for any reason, save as expressly provided in clauses 6.12, 6.13, 6.14 and 7.8.

23.4	Each of the parties acknowledges and agrees that the only cause of action available to it under the terms of this Agreement shall be for breach of contract, and no party shall have a claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement. All Claims under this Agreement (other than a claim pursuant to clause 14) shall be subject to the provisions and limitations in Schedule 8.

23.5	Nothing in this Agreement shall limit or exclude the liability of any party to the extent such liability arises or is increased as a result of fraud or fraudulent misrepresentation on the part of that party.

24.	Several Liability

Obligations, covenants, warranties, representations and undertakings expressed to be assumed or given by two or more persons shall in each case be construed as if expressed to be given severally, and not jointly and severally.

25.	Entire Agreement

25.1	The Transaction Documents and the documents referred to or incorporated therein constitute the entire agreement between the parties relating to the subject matter of the Transaction Documents and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of the Transaction Documents.

25.2	Each party acknowledges that in entering into the Transaction Documents and any documents referred to therein, it does not rely on, and shall have no rights or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in the Transaction Documents.

26.	Notices

26.1	Any notice, request, demand or other communication to be given under or in connection with this Agreement (a “Notice”) shall be in writing in English and shall be given by:

(a)	hand (including by way of pre-paid delivery by commercial courier);

(b)	email;

(c)	pre-paid first class recorded mail if posted to an address in the same country as the country of posting; or

(d)	pre-paid airmail if posted to an address in a country different to the country of posting;

in each case to the address given below or any other address notified in accordance with clause 26.2(d).

Individual Sellers:

For the attention of:	the Individual Sellers’ Representative from time to time, whose details are set out in Part 2 of Schedule 1

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Address:	the Individual Sellers’ Representative from time to time, whose details are set out in Part 2 of Schedule 1

Email address:	the Individual Sellers’ Representative from time to time, whose details are set out in Part 2 of Schedule 1

With a copy (such copy not constituting notice) to:	Sellers’ Solicitors, for the attention of Michael Pearce ([***]) and Robert Ogilvy ([***])

QPIV

For the attention of:	the QPIV Seller’s Representative from time to time, whose details are set out in the Part 1 of Schedule 1

Address:	the QPIV Seller’s Representative from time to time, whose details are set out in Part 1 of Schedule 1

Email address:	the QPIV Seller’s Representative from time to time, whose details are set out in Part 1 of Schedule 1

With a copy (such copy not constituting notice) to:	Sellers’ Solicitors, for the attention of Michael Pearce ([***]) and Robert Ogilvy ([***])

Buyer and Buyer’s Guarantor:

For the attention of:	Legal Department, c/o the Buyer

Address:	250 West 34th Street, 3rd Floor, New York, NY 10119

Email address:	[***] and [***]

With a copy (such copy not constituting notice) to:	Buyer’s Solicitors, for the attention of: Gemma Roberts by email to [***]

EBT Trustee:

For the attention of:	the Individual Sellers’ Representative from time to time, whose details are set out in Part 2 of Schedule 1

Address:	the Individual Sellers’ Representative from time to time, whose details are set out in Part 2 of Schedule 1

Email address:	the Individual Sellers’ Representative from time to time, whose details are set out in Part 2 of Schedule 1

With a copy (such copy not constituting notice) to:	Franck Matthews

Address:	at 2nd Floor International House, 41 The Parade, St Helier, Jersey, JE2 3QQ

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Email address:	[***]

26.2	Unless there is evidence that it was received earlier, a Notice shall be deemed to have been served:

(a)	if delivered by hand, at the time of delivery;

(b)	if sent by pre-paid first class recorded mail, on the second Business Day after (and excluding) the day of posting;

(c)	if sent by pre-paid airmail, on the fifth Business Day after (and excluding) the day of posting; or

(d)	if sent by email to the email address specified in that clause, on the date of transmission, if transmitted before 5:30 pm (local time at the place of destination) on any Business Day (and in any other case on the Business Day following the date of transmission), provided that no notification of message delivery failure is received by the sender.

26.3	In proving service of a Notice, it shall be sufficient to show that delivery by hand was made or that the envelope containing the Notice was properly addressed and posted as a first class prepaid letter or that the email was successfully transmitted to the correct email address (except where a notification of message delivery failure has been received), whether or not opened or read by the recipient.

26.4	A party may notify the other parties to this Agreement of a change to its name, relevant person, address or email address for the purposes of clause 26.1 provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

26.5	This clause 26 shall not apply in relation to the service of any proceedings or other documents relating to or in connection with any legal action.

27.	Sellers’ Representatives

Individual Sellers’ Representative

27.1	Subject to clause 27.2, each Individual Seller hereby irrevocably appoints Thomas Andrew May as the Individual Sellers’ Representative to act as the sole representative of each Individual Seller, in each case on an individual and not on a joint basis, to act on the relevant Individual Sellers’ behalf for all purposes under this Agreement and the Transaction Documents, including (but not limited to) for the purposes of:

(a)	delivering payment instructions to the Buyer in connection with the payment of the Consideration or any other payments due from the Buyer to the Individual Sellers (or any one of them);

(b)	accepting notices on behalf of such Individual Seller in accordance with clause 26.1;

(c)	taking any and all actions that may be necessary or desirable, as determined by the Individual Sellers’ Representative in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Transaction by such Individual Sellers;

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(d)	granting any consent or approval on behalf of such Individual Seller under this Agreement; and

(e)	generally taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement or any Transaction Document to be performed by such Individual Seller or the Individual Sellers’ Representative on behalf of such Individual Seller.

27.2	Each Individual Seller hereby:

(a)	irrevocably (by way of security for the performance of its obligations under this Agreement) appoints the Individual Sellers’ Representative as its attorney with full authority on its behalf and in its name or otherwise to do all acts and to execute and deliver such documents or deeds as are required by law or as may, in the reasonable opinion of the Individual Sellers’ Representative, be required to give effect to the matters described in clause 27.1; and

(b)	severally (but not jointly or jointly and severally) undertakes to indemnify on an after tax basis the Individual Sellers’ Representative against such Individual Seller’s Relevant Proportion of all costs, claims and expenses and liabilities incurred by the Individual Sellers’ Representative as a result of the exercise or purported exercise of any power conferred on the Individual Sellers’ Representative by this Agreement.

27.3	The Buyer and each Individual Seller acknowledge that in exercising the powers and authorities conferred by clauses 27.1 and 27.2 and/or the Transaction Documents upon the Individual Sellers’ Representative, the Individual Sellers’ Representative shall not be acting, or be construed as acting, as the agent or trustee on behalf of any Individual Seller and each Individual Seller and the Buyer agree that the Individual Sellers’ Representative shall be entitled to take any and all actions that may be necessary or desirable, as determined by the Individual Sellers’ Representative in its sole discretion, and shall have no liability whatsoever to the Buyer or any Individual Seller in relation to the exercise of those powers and authorities, save in the case of fraud or fraudulent misrepresentation by the Individual Sellers’ Representative.

27.4	Notwithstanding clause 27.3, the Buyer shall be entitled, without further enquiry, to rely on the exercise of the powers and authorities conferred on the Individual Sellers’ Representative as if the relevant Individual Seller is exercising such powers and authorities. Where the Buyer may, pursuant to this Agreement, deal with the Individual Sellers’ Representative only, the Buyer shall be entitled, without further enquiry, to assume that the Individual Sellers’ Representative is acting on behalf of all Individual Sellers.

27.5	If for any reason Thomas Andrew May is no longer willing or able to act as the Individual Sellers’ Representative then a majority in number of the Individual Sellers may appoint a replacement, provided the Individual Sellers give written notice to the Buyer within ten (10) Business Days of such new appointment.

27.6	If at any time there is no Individual Sellers’ Representative or the Individual Sellers’ Representative is unable to act, all references in this Agreement to the Individual Sellers’ Representative shall be deemed to be references to each Individual Seller (as the case may be).

QPIV Seller’s Representative

27.7	Subject to clause 27.8, QPIV hereby irrevocably appoints Luke Anton Wiseman as the QPIV Seller’s Representative to act as QPIV’s sole representative and on QPIV’s behalf for all purposes under this Agreement and the Transaction Documents, including (but not limited to) for the purposes of:

(a)	delivering payment instructions to the Buyer in connection with the payment of the Consideration or any other payments due from the Buyer to QPIV;

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(b)	accepting notices on behalf of QPIV in accordance with clause 26.1;

(c)	taking any and all actions that may be necessary or desirable, as determined by the QPIV Seller’s Representative in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Transaction by QPIV;

(d)	granting any consent or approval on behalf of QPIV under this Agreement; and

(e)	generally taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement or any Transaction Document to be performed by QPIV or the QPIV Seller’s Representative on behalf of QPIV.

27.8	QPIV hereby:

(a)	irrevocably (by way of security for the performance of its obligations under this Agreement) appoints the QPIV Seller’s Representative as its attorney with full authority on its behalf and in its name or otherwise to do all acts and to execute and deliver such documents or deeds as are required by law or as may, in the reasonable opinion of the QPIV Seller’s Representative, be required to give effect to the matters described in clause 27.7; and

(b)	undertakes to indemnify on an after tax basis the QPIV Seller’s Representative against all costs, claims and expenses and liabilities incurred by the QPIV Seller’s Representative as a result of the exercise or purported exercise of any power conferred on the QPIV Seller’s Representative by this Agreement.

27.9	The Buyer and QPIV acknowledge that in exercising the powers and authorities conferred by clauses 27.7 and 27.8 and/or the Transaction Documents upon the QPIV Seller’s Representative, the QPIV Seller’s Representative shall not be acting, or be construed as acting, as the agent or trustee on behalf of QPIV and QPIV and the Buyer agree that the QPIV Seller’s Representative shall be entitled to take any and all actions that may be necessary or desirable, as determined by the QPIV Seller’s Representative in its sole discretion, and shall have no liability whatsoever to the Buyer or QPIV in relation to the exercise of those powers and authorities, save in the case of fraud or fraudulent misrepresentation by the QPIV Seller’s Representative.

27.10	Notwithstanding clause 27.9, the Buyer shall be entitled, without further enquiry, to rely on the exercise of the powers and authorities conferred on the QPIV Seller’s Representative as if QPIV is exercising such powers and authorities. Where the Buyer may, pursuant to this Agreement, deal with the QPIV Seller’s Representative only, the Buyer shall be entitled, without further enquiry, to assume that the QPIV Seller’s Representative is acting on behalf of QPIV.

27.11	If for any reason Luke Anton Wiseman is no longer willing or able to act as the QPIV Seller’s Representative then QPIV may appoint a replacement, provided QPIV gives written notice to the Buyer within ten (10) Business Days of such new appointment.

27.12	If at any time there is no QPIV Seller’s Representative or the QPIV Seller’s Representative is unable to act, all references in this Agreement to the QPIV Seller’s Representative shall be deemed to be references to QPIV (as the case may be).

28.	Further Assurance

On request by any party, each party shall, and shall use reasonable endeavours to procure that any necessary third party shall, as soon as reasonably practicable at its own cost, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be necessary or desirable to carry this Agreement into effect and give the requesting party the full benefit of it.

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29.	Third Party Rights

29.1	Any member of the Buyer’s Group and any Seller may enforce clause 13.4 (restrictive covenant regarding reputation); any Buyer Covered Person and Seller Covered Person may enforce clauses 16.2 and 16.3 (Waivers) respectively; any member of the Buyer’s Group may enforce 14 (Sellers’ Guarantee) and 17.3 (confidentiality provisions); and any Sellers’ Representative may enforce the terms of clause 27 (Sellers’ Representatives), but in each case only to the extent such clauses expressly benefit those third parties.

29.2	Except as provided in clause 29.1, this Agreement does not confer any rights on any person or party (other than the parties to this Agreement, their successors and permitted assigns) pursuant to the Contracts (Rights of Third Parties) Act 1999.

29.3	Notwithstanding clause 29.1, the parties may vary this Agreement in accordance with its terms without the consent of or notice to any person on whom such third party rights are conferred.

30.	Inconsistency

If there is any inconsistency between the provisions of this Agreement and those of any other Transaction Document, the provisions of this Agreement shall prevail.

31.	Counterparts

31.1	This Agreement may be executed in any number of counterparts, but shall not be effective until each party has signed at least one counterpart. Each counterpart constitutes an original, and all the counterparts together constitute one and the same agreement.

31.2	Transmission of an executed counterpart of this Agreement by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement.

32.	Governing Language

If this Agreement or any Notice given by one party to another is translated into any language other than English, the English text shall prevail in any event.

33.	Governing Law and Jurisdiction

33.1	This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

33.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

34.	Process Agent

34.1	The Buyer’s Guarantor irrevocably appoints the Buyer at its UK registered office (being 1 King William Street, London, England, EC4N 7AF) as its agent to receive and acknowledge on its behalf service of any proceedings in England and Wales arising out of or in connection with this Agreement and undertakes not to revoke the authority of such agent.

34.2	Such service will be deemed completed on delivery in accordance with clause 26 to that agent (whether or not it is forwarded to and received by its principal).

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34.3	If for any reason any such agent ceases to be able to act as agent or no longer has an address in England and Wales, the Buyer’s Guarantor will promptly appoint a substitute and notify the Sellers’ Representatives in writing of the substitute agent’s name and address in England and Wales. Until any party receives such notification, it will be entitled to treat the Buyer as the Buyer’s Guarantor’s agent for the purposes of this Clause 34.

IN WITNESS whereof this Agreement has been executed by the parties as a deed and delivered on the date at the beginning of this Agreement.

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SIGNATURES

THE INVESTOR SELLERS

QUERIPEL PARTNERS IV LP acting

by QUERIPEL PARTNERS GP IV

LIMITED

By: /s/ Philip Radford

Name: Philip Radford

Its: Director

By: /s/ Helen Green

Name: Helen Green

Its: Director

CHRISTOPHER ANTHONY JAMES MACDONALD

Pursuant to a power of attorney dated 12 March 2026

By: /s/ Thomas May

Name: Thomas May

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THE MANAGEMENT SELLERS

By: /s/ Thomas Andrew May

LAKEAUS PTY LTD

pursuant to a power of attorney dated 12 March 2026

By: /s/ Thomas May

Name: Thomas May

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THE GROWTH SHARE SELLERS

FREDERICK BLACKWELL

pursuant to a power of attorney dated 12 March 2026

By: /s/ Thomas May

Name: Thomas May

THOMAS BOYLE

pursuant to a power of attorney dated 12 March 2026

By: /s/ Thomas May

Name: Thomas May

MARK GREENWOOD

pursuant to a power of attorney dated 12 March 2026

By: /s/ Thomas May

Name: Thomas May

FAHAD HASSAN

pursuant to a power of attorney dated 12 March 2026

By: /s/ Thomas May

Name: Thomas May

CHRISTOPHER HOLDOWAY

pursuant to a power of attorney dated 12 March 2026

By: /s/ Thomas May

Name: Thomas May

GURNAIK JOHAL

pursuant to a power of attorney dated 12 March 2026

By: /s/ Thomas May

Name: Thomas May

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NINA MACEWEN

pursuant to a power of attorney dated 12 March 2026

By: /s/ Thomas May

Name: Thomas May

JAMES MAY

pursuant to a power of attorney dated 12 March 2026

By: /s/ Thomas May

Name: Thomas May

CHARLES PARKER

pursuant to a power of attorney dated 12 March 2026

By: /s/ Thomas May

Name: Thomas May

JACK ROBERTS

pursuant to a power of attorney dated 12 March 2026

By: /s/ Thomas May

Name: Thomas May

DELIA VILLIERS

pursuant to a power of attorney dated 12 March 2026

By: /s/ Thomas May

Name: Thomas May

ELEANOR WILLIAMS

pursuant to a power of attorney dated 12 March 2026

By: /s/ Thomas May

Name: Thomas May

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THE EBT TRUSTEE

FCM TRUST LIMITED

By: /s/ Paul Carney

Name: Paul Carney

Its: Director

By: /s/ Franck Matthews

Name: Franck Matthews

Its: Director

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THE INDIVIDUAL GUARANTOR

ANDREW LAKEMAN

pursuant to a power of attorney dated 12 March 2026

By: /s/ Thomas May

Name: Thomas May

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THE COMPANY

ATLANTIC HOUSE HOLDINGS LIMITED

By: /s/ Thomas May

Name: Thomas May

Its: Director

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THE BUYER

WISDOMTREE INTERNATIONAL HOLDINGS LTD

By: /s/ Alexis Marinof

Name: Alexis Marinof

Its: Director

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THE BUYER’S GUARANTOR

WisdomTree, Inc.

By: /s/ Jonathan Steinberg

Name: Jonathan Steinberg

Its: Chief Executive Officer

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